Exhibit 4.55

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

by and among

DUXIAOMAN (CAYMAN) LIMITED

(度小满金融（开曼 ）有限公司)

BAIDU HOLDINGS LIMITED

BAIDU (HONG KONG) LIMITED

and

INVESTOR SHAREHOLDERS AS LISTED HEREIN

Dated November 17, 2018

SCHEDULES

SCHEDULE 1	SHAREHOLDING STRUCTURE OF THE COMPANY

SCHEDULE 2	REGISTRATION RIGHTS

SCHEDULE 3	LIST OF COMPANY COMPETITORS

SCHEDULE 4	LIST OF BAIDU RESTRICTED PERSONS

SCHEDULE 5	PERSONS SUBJECT TO NON-SOLICITATION

SCHEDULE 6	LIST OF FINANCIAL LICENSES

EXHIBITS

EXHIBIT A	FORM OF DEED OF ADHERENCE

EXHIBIT B	MANAGEMENT BONUS SHARE FORMULA

2

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) made on November 17, 2018

BY AND AMONG:

(1)	Duxiaoman (Cayman) Limited (度小满金融（开曼 ）有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”);

(2)

Baidu Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“Baidu Holdings”), and a wholly owned subsidiary of Baidu, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands;

(3)	Baidu (Hong Kong) Limited, a company incorporated under the laws of Hong Kong (“Baidu”), and a wholly owned subsidiary of Baidu Holdings;

(4)

TPG Asia VII SF Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (together with any successors and assigns, “TPG Asia”), TPG Growth IV SF Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (together with any successors and assigns, “TPG Growth”), and The Rise Fund SF Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (together with any successors and assigns, “Rise Fund,” and together with TPG Asia and TPG Growth, “TPG”)

(5)	Beacon Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Carlyle”);

(6)	Taikang Kaitai Special Opportunity Fund II Segregated Portfolio, a segregated portfolio company incorporated under the laws of the Cayman Islands (“Taikang”);

(7)	CB Finance Investment Limited, a business company incorporated under the laws of the British Virgin Islands (“CB Finance”);

(8)	ABCI Innovative Investment, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Express Success”); and

(9)

Wellrich Investment Fund Limited Partnership, an exempted limited partnership organized under the laws of the Cayman Islands (“Wellrich,” together with Carlyle, Taikang, CB Finance, Express Success, and, together with TPG, the “Investor Shareholders”).

RECITALS:

1.

As of the date hereof, Baidu and the Investor Shareholders collectively own, legally and beneficially, all of the issued share capital of the Company. The share ownership and certain other particulars of the Company and each Shareholder are set forth in Schedule 1.

2.	The Parties wish to provide for certain matters relating to the management, operation and other aspects of the Company and its Subsidiaries and the transfer of Shares.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“Act” means the Companies Law (2018 Revision) of the Cayman Islands, as amended, modified or re-enacted from time to time.

“Affiliate” of a Person means (a) in the case of a Person other than a natural person, any other Person that, from time to time, directly or indirectly Controls, is Controlled by or is under common Control with such Person and (b) in the case of a natural person, any other Person that, from time to time, is directly or indirectly Controlled by such Person or is a Relative of such Person; provided, that the Group Companies shall be deemed not to be Affiliates of any Shareholder.

“Articles” means the amended and restated memorandum and articles of association of the Company adopted by the Company on or about the date hereof.

“Authorization” means any consent, approval, order, license or authorization of, registration, certificate, declaration or filing with or notice to any Governmental Authority.

“Baidu Restricted Person” means any Person listed in Schedule 4 hereto, or any Affiliate of such Person; provided, that a “Baidu Restricted Person” shall not include any Eligible Fund in which any Baidu Restricted Person makes or holds a bona fide investment.

“Board” means the board of directors of the Company.

“Budget” means the annual budget for the Group, setting out the detailed budget of the Group for the relevant Fiscal Year, as may be adopted by the Group from time to time in accordance with this Agreement and the Articles.

“Business Day” means any day other than Saturday, Sunday or another day on which commercial banks located in the Cayman Islands, New York, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning No. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Business Plan” means the annual business plan for the Group, setting out details of all material matters relating to the operation, development and business of the Group, as may be adopted by the Group from time to time in accordance with this Agreement and the Articles.

“Chairman” means the chairman of the Board.

“Chief Executive Officer” shall mean Mr. Guang ZHU (朱光) or any other duly appointed chief executive officer of the Group.

“Closing” shall have the meaning set forth in the Share Purchase Agreement.

“Company Competitor” means any Person listed in Schedule 3 hereto, or any Affiliate of such Person; provided, that (i) Schedule 3 may be updated once per fiscal year by the mutual agreement of Baidu and the Majority Series A Preferred Shareholders in writing and each such amendment to be effective upon delivery of written notice thereof to the Company and the Shareholders, and (ii) any Person so added to Schedule 3 must be a Person whose main business competes with the main business of the Group Companies; provided, further, that any Institutional Fund which makes an investment in any Company Competitor shall not be a Company Competitor and shall not be included in Schedule 3.

“Company Secretary” means the company secretary of the Company.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor or agent or otherwise. For purposes of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting Equity Securities in such other Person for the general election of directors, or if such first Person, directly or indirectly, controls the board of directors, managing partner or other similar governing body or position of such other Person. The terms “Controlled” and “Controls” shall have meanings correlative to the foregoing.

“Control Documents” means, collectively, the agreements made from time to time, which enable the Company to exclusively Control, and consolidate in its financial statements the results of, any VIE Entity.

“Director” means a director of the Board (including any duly appointed alternate director).

“Director Indemnification Agreements” means the respective indemnification agreements entered into by and between the Company and each director appointed to the Board on or about the date hereof.

“Eligible Fund” means, with respect to any Person, any investment fund or asset management vehicle (which may, for the avoidance of doubt, be a hedge fund, venture capital fund or private equity fund) that (i) engages in the investment activities in the ordinary course of its business, and (ii) does not Control, is not Controlled by, and is not under common Control with, directly or indirectly, such Person.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (c) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ESOP” means the amended and restated employee equity incentive plan of the Company adopted by the Company on or about the date hereof, pursuant to which 27,612,632 Ordinary Shares shall be reserved for issuance, as amended and duly adopted in accordance with this Agreement and the Articles.

“Financial License” means each financial services related license or permit as set forth in Schedule 6 hereto.

“Fiscal Year” means the fiscal year of the Company, which ends on December 31.

“Framework Business Cooperation Agreement” means the Framework Business Cooperation Agreement entered into by and among certain Group Companies and Baidu Holdings and/or its Affiliates on or about the date hereof.

“Framework Restructuring Agreement” shall have the meaning set forth in the Share Purchase Agreement.

“Governmental Authority” means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof and any governing body of any securities exchange.

“Group” or “Group Companies” means, collectively, the Company and its Subsidiaries, and a “Group Company” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Information Technology” means all computer systems, telecommunication systems, software (and the tangible media on which it is stored) and hardware including source and object code, cabling, routers, switched, racks, servers, PCs, laptops, terminals, scanners, printers and all associated peripherals, excluding in all cases Intellectual Property.

“Initial Budget” shall have the meaning set forth in the Share Purchase Agreement.

“Initial Business Plan” shall have the meaning set forth in the Share Purchase Agreement.

“Institutional Fund” means any investment fund or asset management vehicle (which may, for the avoidance of doubt, be a hedge fund, venture capital fund or private equity fund) that (i) engages in the investment activities in the ordinary course of its business, and (ii) does not Control, is not Controlled by, and is not under common Control with, directly or indirectly, any Company Competitor.

“Intellectual Property” means any and all (a) patents (including all reissues, divisionals, provisionals, continuations, continuations in part, re-examinations, renewals and extensions thereof), patent applications, and other patent rights, (b) trademarks, service marks, tradenames, brand names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with all goodwill associated with any of the foregoing and applications, registrations and renewals in connection therewith, (c) copyrights, mask works, and copyrightable works, and all applications, registrations for and renewals in connection therewith, (d) internet domain names, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, Instagram, and other social media companies and the content found thereon and related thereto, and uniform resource locators, (e) proprietary Software, including source code, object code and supporting documentation for such Software, (f) trade secrets and proprietary information, including confidential business information, technical data, customer lists, data collections, methods and inventions (whether or not patentable and where or not reduced to practice), (g) copies and tangible embodiments of any of the foregoing, (h) all other intellectual property, whether or not registrable, in each case, under any law or statutory provision or common law doctrine in any country, and (i) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Key Employees” means Guang ZHU (朱光), Xuyang ZHANG (张旭阳), Wen WU (吴闻), Dongliang XU (许冬亮), Yunfeng SUN (孙云丰) and any other employee with an annual compensation of at least RMB2,000,000, of any Group Company.

“Majority Series A Preferred Shareholders” means Shareholders holding at least 50% of the then issued and outstanding Series A Preferred Shares.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person or Persons who subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC GAAP” means the Generally Accepted Accounting Principles of the PRC.

“Qualified IPO” means a firm-commitment underwritten initial public offering of Ordinary Shares or of shares of a listing vehicle Affiliated with Company for purposes of consummating a Qualified IPO for the Group (or securities representing such Ordinary Shares or shares of the listing vehicle) (an “IPO”) on a Recognized Exchange with a valuation that meets the following criteria: (a) if an IPO occurs prior to the 30th month anniversary of the Closing, the per share offering price in such IPO should be at least 175% of the Series A Issue Price, (b) if an IPO occurs at or after the 30th month anniversary of the Closing but prior to the 48th month anniversary of the Closing, the per share offering price in such IPO should be at least 200% of the Series A Issue Price, or (c) if an IPO occurs at or after the 48th month anniversary of the Closing, the per share offering price in such IPO should be at least 230% of the Series A Issue Price; provided, that such minimum valuation requirement may be waived in writing by Baidu and the Majority Series A Preferred Shareholders.

“Recognized Exchange” means the main board of The Stock Exchange of Hong Kong Limited, the Nasdaq Stock Market, the New York Stock Exchange, the Shanghai Stock Exchange, the Shenzhen Stock Exchange or another internationally recognized securities exchange as may be approved by the Board (including the affirmative consent of at least two Investor Directors).

“Regulatory Approvals” means all Authorizations from any Governmental Authority.

“Related Party” means any of the following: (a) any Person who beneficially owns, directly or indirectly, more than 5% of any voting securities or ownership interests in any Group Company (other than any other Group Company), (b) any director, officer or Key Employee of any Group Company and (c) any Person in which any of the Persons referred to in (a) or (b) holds, directly or indirectly, more than 5% of the voting securities or ownership interests. For the avoidance of doubt, none of the Group Companies shall be deemed to be a Related Party of the Company.

“Relative” of a natural person means such Person’s spouse, parents, children and siblings, whether by blood, marriage or adoption.

“Restructuring Documents” shall have the meaning set forth in the Share Purchase Agreement.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Series A Issue Price” means the price per share of US$ 15.8658 at which the Series A Preferred Shares are issued, subject to any adjustment pursuant to the Share Purchase Agreement and adjustments made for share splits, share subdivision, share combination and the like according to the Articles.

“Series A Preferred Shares” means the Series A preferred shares, par value US$0.0001 per share, in the share capital of the Company.

“Share Purchase Agreement” means the Share Purchase agreement, dated April 28, 2018 and as amended from time to time, entered into by and among Baidu, Baidu Holdings, TPG Bellwether, Ltd., the Company and the other parties thereto.

“Shareholders” means the holders of any Share(s), and in the case of any Shareholder that is a natural person shall be deemed to include the estate of such Shareholder and the executor, conservator, committee or other similar legal representative of such Shareholder or such Shareholder’s estate following the death or incapacitation of such Shareholder.

“Shares” means, collectively, the Ordinary Shares and/or the Series A Preferred Shares.

“Side Agreement to the Framework Business Cooperation Agreement” means that certain agreement to be entered into on or about the Closing Date by and among the parties to the Framework Business Cooperation Agreement for the purposes of implementing the agreements therein as mutually agreed upon among the Company, any Baidu Director and any TPG Director.

“Software” shall mean any and all (a) computer programs, applications, systems and software, including any and all software implementations of algorithms, models and methodologies and any and all source code, object code, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries and collections of data whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet site(s), and (e) documentation and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing recorded.

“Strategic Investor” shall mean the Shareholder that provides to the Company certain strategic resources to the satisfaction of Baidu. For the avoidance of doubt, neither Baidu or any of its Affiliates may be designated as the Strategic Investor.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, a “variable interest entity” Controlled by a Person shall be deemed to be a Subsidiary of such Person.

“Trade Sale” means any of the following: (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a Subsidiary of the Company is a constituent party and the Company issues Shares pursuant to such merger or consolidation, except for any such merger or consolidation in which the Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority of voting power of the capital stock or a majority of equity value of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly-owned Subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) the sale, transfer or other disposition, in a single transaction or a series of related transactions, of outstanding Shares representing greater than 50% of the voting power or equity value of the Company; and (c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or a series of related transactions, by any Group Company of all or substantially all of the assets of the Group taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Group taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned Subsidiary of the Company.

“Transaction Documents” means, collectively, this Agreement, the Share Purchase Agreement, the Articles, the Transition Services Agreement, the Framework Business Cooperation Agreement, the Director Indemnification Agreements, the Restructuring Documents, the Control Documents and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“Transition Services Agreement” shall mean the Transition Services Agreement entered into by and among certain Group Companies and Baidu Holdings and/or its Affiliates on or about the date hereof.

“US GAAP” means the Generally Accepted Accounting Principles of the United States of America.

“US$” means United States Dollars, the lawful currency of the United States of America.

“VIE Entity” means any variable interest entity whose assets and financial results are consolidated into the financial statements of the Company, including Shanghai Youyang New Media Information Technology Co., Ltd. (上海优扬新媒信息技术有限公司) on Closing.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section
“ABAC Laws”	Section 7.5(b)
“Acceptance Notice”	Section 3.4(d)
“Agreement”	Preamble
“Anti-Money Laundering Laws”	Section 7.5(c)
“Baidu”	Preamble
“Baidu Holdings”	Preamble
“Baidu Director”	Section 5.2(a)
“CFC”	Section 7.14
“Code”	Section 7.14
“Company”	Preamble
“Confidential Information”	Section 8.1
“Dispute”	Section 13.2
“Electing Offeree”	Section 3.4(c)
“Excess Offered Shares”	Section 3.4(c)
“Excess Securities”	Section 4.3(a)
“First Offer Allocation”	Section 3.4(c)

“First Offer Right”	Section 3.4(a)
“Fully Participating Shareholder”	Section 4.3(a)
“HKIAC”	Section 13.2
“Investor Director”	Section 5.2(a)
“Investor Shareholders”	Preamble
“Issuance Period”	Section 4.3(c)
“Issuance Securities”	Section 4.1(a)
“Non-Electing Offerees”	Section 3.4(c)
“OFAC”	Section 7.5(c)
“Offer Period”	Section 3.4(d)
“Offer Price”	Section 3.4(b)
“Offered Shares”	Section 3.4(b)
“Offerees”	Section 3.4(b)
“Permitted Transferee”	Section 3.3(d)
“PFIC”	Section 7.15
“Preemptive Acceptance Notice”	Section 4.3(a)
“Preemptive Acceptance Period”	Section 4.3(a)
“Preemptive Offer”	Section 4.2(b)
“Preemptive Offer Notice”	Section 4.2(a)
“Preemptive Rightholders”	Section 4.1(a)
“Pro Rata Share”	Section 4.1(b)
“Proposed Issuance”	Section 4.2(a)
“Proposed Recipient”	Section 4.1(a)
“Remaining Shares”	Section 3.4(f)
“Representatives”	Section 7.5(b)
“Sanctions Laws”	Section 7.5(c)
“Shareholders Meeting”	Section 5.1
“Tag-Along Notice”	Section 3.5(a)(ii)
“Tag-Along Offeree”	Section 3.5(a)(ii)
“Tag-Along Right”	Section 3.5(a)(i)
“Transfer”	Section 3.1
“Transfer Notice”	Section 3.4(b)
“Transferee”	Section 3.4(f)
“Transferring Shareholder”	Section 3.4(b)

1.3	Interpretation.

(a)

“Directly or Indirectly”. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements and “direct or indirect” has the correlative meaning.

(b)

Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	“Include” not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

(e)

Law. References to “law” or “laws” shall include all applicable laws, regulations, rules and Orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)	“Person”. A reference to any “Person” shall, where the context permits, include such Person’s executors, administrators, legal representatives and permitted successors and assigns.

(g)

References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Recital, Schedule or Exhibit is, unless otherwise specified, to such Section of or Recital, Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder,” “hereto” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Recital, Schedule or Exhibit hereto. References to any document (including this Agreement and the Articles) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(h)

Share Calculations. In calculations of share numbers, references to “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) and Equity Securities which have been reserved for issuance pursuant to the Incentive Plans have been so converted, exercised, exchanged or issued. Any share calculation that makes reference to a specific date shall be appropriately adjusted to take into account any share split, share consolidation or similar event after such date.

(i)	Statutory References. A reference to a statute or statutory provision includes, to the extent applicable at any relevant time:

(i)	that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any subordinate legislation or regulation made under the relevant statute or statutory provision.

(j)	Business Day. If the day on or by which a payment must be made is not a Business Day, such payment may be made on or by the Business Day immediately following such day.

(k)	Writing. References to writing include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

SECTION 2

OBLIGATIONS OF THE SHAREHOLDERS

2.1

Shareholder Obligations. Each Shareholder and Baidu Holdings shall, and Baidu Holdings shall cause Baidu to, comply with the provisions of this Agreement in relation to its investment in the Company and in transacting business with the Company, and shall exercise its rights and powers in accordance with and so as to give effect to this Agreement.

SECTION 3

RESTRICTIONS ON TRANSFER OF SHARES

3.1

General. No Shareholder shall, and Baidu Holdings shall not permit Baidu to, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of or suffer to exist (whether by operation of law or otherwise) any Encumbrance on any Shares or any right, title or interest therein or thereto (each, a “Transfer”), except as expressly permitted by this Section 3. Any attempt to Transfer any Shares in violation of the preceding sentence shall be null and void ab initio, such Transfer shall not confer on any transferee or purported transferee any rights whatsoever and no Party (including the Company) shall recognize or register any such Transfer.

3.2	Restrictions on Transfers. Notwithstanding any other provision of this Agreement:

(a)

no Transfer may be made pursuant to this Section 3 unless (i) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form attached hereto as Exhibit A, (ii) the transferee is not a Company Competitor, (iii) the Transfer complies in all respects with the other applicable provisions of this Agreement, and (iv) the Transfer complies in all respects with applicable securities laws; and

(b)

each of the following shall require the prior written consent of Baidu, which consent may be given or withheld in the sole discretion of Baidu: (i) any Transfer of Ordinary Shares or other Equity Securities of the Company to a Baidu Restricted Person, and (ii) any Trade Sale to or involving any Baidu Restricted Person, or any merger, amalgamation, consolidation, division, scheme of arrangement or any other type of corporate restructuring involving any Group Company and any Baidu Restricted Person;

(c)

each of the following shall require the prior written consent of Baidu and the Majority Series A Preferred Shareholders, which consent may be given or withheld in the sole discretion of Baidu and the Majority Series A Preferred Shareholders: any Transfer of Ordinary Shares or other Equity Securities of the Company issued pursuant to the ESOP or any other Incentive Plan or the bonus share arrangements set forth in Section 7.13, unless such Transfer is permitted by Section 3.3 and the terms of the ESOP or applicable Incentive Plan and the award agreement (or a similar agreement) thereunder; and

(d)

the following shall require the prior written consent of the Majority Series A Preferred Shareholders, which consent may be given or withheld in the sole discretion of the Majority Series A Preferred Shareholder: any Transfer of Ordinary Shares or other Equity Securities of the Company held by Baidu or any of its Permitted Transferees if such Transfer would reduce the total number of Shares beneficially owned by Baidu and its Affiliates to less than 71,125,129 Shares, representing 30% of the total number of Shares on an as-converted, fully diluted basis immediately after Closing.

3.3	Permitted Transfers. The following Transfers may be made without compliance with the provisions of Section 3.4 or Section 3.5:

(a)	any Transfer by a Shareholder to an Affiliate of such Shareholder; provided, that the transferee is not a Company Competitor;

(b)	any Transfer by a Shareholder that is a natural person to a trust for the benefit of a Relative of such Shareholder; provided, that such Shareholder is the sole trustee of such trust;

(c)	any Transfer by Baidu pursuant to Section 5.8 of the Share Purchase Agreement or by any holder of Series A Preferred Shares pursuant to Section 6.12 of the Share Purchase Agreement;

(d)	any Transfer by any Initial Investor Shareholder pursuant to the bonus share arrangements set forth in Section 7.13; or

(e)	any Transfer of Equity Securities to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment relationship.

A Person described with respect to a Shareholder in clause (a) or (b) of this Section 3.3 is hereinafter referred to as a “Permitted Transferee” of such Shareholder. If a transferee of Shares pursuant to clause (a) or (b) of this Section 3.3 at any time ceases to be a Permitted Transferee of the transferring Shareholder, the transferee shall promptly Transfer such Shares back to such transferring Shareholder. As a condition to any Transfer by Baidu to any Permitted Transferee, such Permitted Transferee hereby undertakes to the Investor Shareholders that it shall be jointly and severally liable with Baidu for each of the obligations of Baidu set forth in Section 5.8(a) of the Share Purchase Agreement as if such provisions are hereby incorporated by reference into this Agreement, mutatis mutandis.

3.4	Right of First Offer of the Shareholders.

(a)

Transfers Subject to Right of First Offer. Subject to Section 3.3, if any Shareholder proposes to Transfer any Shares, each of Baidu and holders of the Series A Preferred Shares shall have a right of first offer (the “First Offer Right”) with respect to such Transfer as provided in this Section 3.4.

(b)

Transfer Notice. If a Shareholder (the “Transferring Shareholder”) proposes to Transfer any Shares held by it to any Person (other than a Permitted Transferee), the Transferring Shareholder shall send a written notice (the “Transfer Notice”) to the Company, Baidu and all holders of the Series A Preferred Shares (Baidu and such holders, the “Offerees”), which notice shall state (i) the name of the Transferring Shareholder, (ii) the number and the type of Shares to be Transferred (the “Offered Shares”), (iv) the amount of the proposed consideration for each Share for the Transfer (the “Offer Price”) and (v) other material terms and conditions of the proposed Transfer.

(c)

Rights of the Offerees. Each Offeree shall have the right, exercisable through the delivery of an Acceptance Notice as provided in Section 3.4(d), to purchase a portion of the Offered Shares (up to such Offeree’s First Offer Allocation) at a purchase price per Share equal to the Offer Price, and upon the other terms and conditions set forth in the Transfer Notice. Each Offeree shall have the right to purchase up to such number of Offered Shares as is equal to the total number of Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree and the denominator of which is the number of Shares held by all of the Offerees (such number, an Offeree’s “First Offer Allocation”), in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Transfer Notice. In addition, in the event that one or more Offerees (“Non-Electing Offerees”) declines or is deemed pursuant to Section 3.4(d) to have waived its First Offer Right, or does not purchase its full First Offer Allocation, each Offeree electing to purchase its full First Offer Allocation (such Offeree, an “Electing Offeree”) shall have the right as provided in Section 3.4(e)to purchase all or a portion of the Offered Shares not so purchased by the Non-Electing Offerees (“Excess Offered Shares”). An Offeree may assign to any Permitted Transferee of such Offeree its right to acquire Offered Shares pursuant to this Section 3.4; provided, that such Permitted Transferee is not a Baidu Restricted Person unless otherwise approved by Baidu pursuant to Section 3.2(b).

(d)

Exercise of Rights. The First Offer Right of each Offeree under Section 3.4(c) shall be exercisable by delivering a written notice of exercise (an “Acceptance Notice”) to the Transferring Shareholder within a period of 20 days after the date of the Transfer Notice (the “Offer Period”), with a copy to each other Offeree. Each Acceptance Notice shall include a statement of (i) the number of Shares held by such Offeree and (ii) the maximum number of Offered Shares that such Offeree is willing to purchase (which may be less than, equal to, or greater than such Offeree’s First Offer Allocation, up to the total number of Offered Shares). An Acceptance Notice shall be irrevocable and shall constitute a binding agreement by such Offeree to purchase the relevant number of Offered Shares determined in accordance with Section 3.4(c) and Section 3.4(e). The failure of an Offeree to give an Acceptance Notice within the Offer Period shall constitute a waiver of such Offeree’s First Offer Right with respect to the relevant Transfer.

(e)

Allocation of Offered Shares. Each Offeree shall have the right to purchase such number of Offered Shares as elected in such Offeree’s Acceptance Notice, if such number does not exceed such Offeree’s First Offer Allocation. If the number of Offered Shares as elected in such Offeree’s Acceptance Notice exceeds such Offeree’s First Offer Allocation, such Electing Offeree shall have the right to purchase such number of Excess Offered Shares as elected in such Electing Offeree’s Acceptance Notice; provided, that if the number of Excess Offered Shares is less than the aggregate number of Excess Offered Shares that the Electing Offerees have indicated a willingness to purchase in their respective Acceptance Notices, the Excess Offered Shares shall be allocated by the Transferring Shareholder and agreed by all Electing Offerees in a fair manner such that each Electing Offeree shall have a right to purchase (i) not less than the total number of Excess Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Electing Offeree and the denominator of which is the number of Shares held by all Electing Offerees, in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Transfer Notice, and (ii) not more than the maximum number of Excess Offered Shares specified in such Electing Offeree’s Acceptance Notice.

(f)

Sale to Third Party Purchaser. If the Offerees do not elect in the aggregate to purchase all of the Offered Shares, the Transferring Shareholder may Transfer, subject to Section 3.5, the remaining Offered Shares (the “Remaining Shares”) to any Person (the “Transferee”); provided, that (i) such sale is bona fide, (ii) the price per Share for the Transfer to the Transferee is a price not less than the Offer Price and the Transfer is otherwise on terms and conditions no less favorable to the Transferring Shareholder than those set forth in the Transfer Notice, (iii) the Transfer is made within three months after the giving of the Transfer Notice, (iv) the Transferee is not a Company Competitor, and (v) the Transferee is not a Baidu Restricted Person unless otherwise approved by Baidu pursuant to Section 3.2(b). If such a Transfer does not occur within such three-month period for any reason, the restrictions provided for herein shall be revived, and no Transfer of Shares may be made by the Transferring Shareholder thereafter without again making an offer to the Offerees in accordance with this Section 3.4.

(g)

Closing. The closing of any purchase of Offered Shares by an Offeree shall be held at the principal office of the Company at 11:00 a.m. local time on the 15th day after the giving of the Acceptance Notice by such Offeree or at such other time and place as the parties to the transaction may agree. The said 15-day period shall be extended for an additional period of up to 45 days if necessary to obtain any Regulatory Approvals required for such purchase and payment. At such closing, the Transferring Shareholder shall deliver share certificates representing the relevant Offered Shares and an updated draft register of members showing the Offeree as the holder of the Offered Shares, accompanied by duly executed instruments of transfer and the Transferring Shareholder’s portion of the requisite stamp duty and transfer taxes or fees, if any. Such Offered Shares shall be free and clear of any Encumbrance (other than Encumbrances arising under this Agreement, the Articles and applicable securities laws or attributable to actions by such Offeree acquiring such Offered Shares), and the Transferring Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and record owner of such Offered Shares. Each Offeree purchasing Offered Shares shall deliver at the relevant closing (or as otherwise agreed between the Transferring Shareholder and such Offeree) payment in full of the Offer Price for relevant Offered Shares. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of such Offered Shares to such Offeree. Any stamp duty or transfer taxes or fees payable on the transfer of any Offered Shares shall be borne and paid equally by the Transferring Shareholder and the relevant Offeree.

3.5	Tag-Along Rights.

(a)	Tag-Along Rights on Transfer.

(i)

Tag-Along Right. If a Transferring Shareholder proposes to make a Transfer, an Offeree that does not exercise its First Offer Right in accordance with Section 3.4 shall have the right (the “Tag-Along Right”) but not the obligation to require the Transferee in such Transfer to purchase from such Offeree, for the same consideration per Share and upon the same terms and conditions as applicable to the Transferring Shareholder, up to a maximum number of Shares as is equal to the Remaining Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree and the denominator of which is the aggregate number of Shares held by the Transferring Shareholder and the Offerees exercising the Tag-Along Right, in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Transfer Notice. If an Offeree elects to exercise its Tag-Along Right, the number of Shares to be Transferred by the Transferring Shareholder shall be reduced accordingly.

(ii)

Tag-Along Notice. If an Offeree elects to exercise its Tag-Along Right (the “Tag-Along Offeree”), such Tag-Along Offeree shall deliver a written notice (the “Tag-Along Notice”) of such election to the Transferring Shareholder within the Offer Period, specifying the number of Shares with respect to which it wishes to sell pursuant to the Tag-Along Right, subject to the maximum number of Shares calculated pursuant to Section 3.5(a)(i). Such notice shall be irrevocable and shall constitute a binding agreement by such Shareholder to Transfer up to such number of Shares on the terms and conditions set forth in the Transfer Notice. The failure of the Tag-Along Offeree to give a Tag-Along Notice within the Offer Period shall constitute a waiver of such Tag-Along Offeree’s Tag-Along Right.

(iii)

Allocation of Remaining Shares. Within five Business Days after the expiration of the Offer Period, the Transferring Shareholder shall send a notice to each Tag-Along Offeree specifying (1) the number of Remaining Shares, (2) the identity of each Tag-Along Offeree, (3) the number and type of Shares that each Tag-Along Offeree has requested to sell and (4) the number and the type of Shares that each Tag-Along Offeree shall sell to the Transferee.

(b)

Consummation. The closing of the sale of Shares pursuant to the Tag-Along Right shall occur simultaneously with the Transfer of Shares by the Transferring Shareholder to the Transferee. If any Offeree has duly elected to exercise its Tag-Along Right and the proposed Transferee declines to or otherwise fails to purchase Shares from such Offeree, the Transferring Shareholder shall not make the proposed Transfer, and if purported to be made, such Transfer shall be void.

(c)

Notwithstanding anything herein to the contrary, if the Tag-Along Offerees are required to provide any representations or indemnities in connection with any sale of Shares pursuant to the Tag-Along Right (other than representations and indemnities concerning each Tag-Along Offeree’s title to the Shares and authority, power and right to enter into and consummate the sale without contravention of any law or agreement), liability for misrepresentation or indemnity shall (as to such Tag-Along Offerees) be expressly stated to be several but not joint and each Tag-Along Offeree shall not be liable for more than its pro rata share (based on the number of Shares sold) of any liability for misrepresentation or indemnity, (ii) benefit from all of the same provisions of the definitive agreements as the Transferring Shareholder and (iii) be required to bear no more than their proportionate share of any escrows, holdbacks or adjustments in purchase price.

3.6

Avoidance of Restrictions. The Parties agree that the Transfer restrictions in this Agreement and in the Articles shall not be capable of being avoided by the holding of Shares indirectly through a company or other entity that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any Transfer or other disposal of any shares (or other interest) resulting in any change in the Control of a Shareholder or of any company (or other entity) having Control over that Shareholder shall be treated as being a Transfer of the Shares held by that Shareholder, and the provisions of this Agreement and the Articles that apply in respect of the Transfer of Shares shall thereupon apply in respect of the Shares so held.

3.7

Transfer of Convertible Securities. Any Transfer of Equity Securities convertible into or exercisable or exchangeable for Shares shall be deemed for the purposes of this Section 3 to be a Transfer of Shares.

3.8

Notice of Transfer. After registering any Transfer of Shares or other Equity Securities on its books, the Company shall promptly send a notice to each Shareholder stating that such Transfer has taken place and setting forth the name of the transferor, the name of the transferee and the number and type or class of Equity Securities involved.

3.9

Termination of Transfer Restrictions. The provisions of this Section 3 shall terminate upon the completion of a Qualified IPO, and shall not apply to any Transfer of Shares pursuant to a Qualified IPO.

SECTION 4

PREEMPTIVE RIGHTS

4.1	Restrictions.

(a)

Except as provided under Section 4.1(c), the Company shall not issue any securities (including any Equity Securities or any debt or other securities of any kind) of any type or class (“Issuance Securities”) to any Person (the “Proposed Recipient”) unless the Company has offered each of Baidu and holders of the Series A Preferred Shares (Baidu and such holders, the “Preemptive Rightholders”) in accordance with the provisions of this Section 4 the right to purchase such Preemptive Rightholder’s Pro Rata Share of such Issuance Securities for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient.

(b)

For the purposes of this Section 4, the “Pro Rata Share” of a Preemptive Rightholder with respect to Issuance Securities at any time shall be calculated as the product of (i) the number of Issuance Securities and (ii) a fraction, the numerator of which is the total number of Shares held by such Shareholder and the denominator of which is the total number of Shares held by all Preemptive Rightholders, in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Preemptive Offer Notice.

(c)

The restrictions set out in Section 4.1(a) shall not apply to (i) any issuance of Ordinary Shares upon the conversion of Series A Preferred Shares, (ii) any issuance pursuant to a Qualified IPO, (iii) any issuance of Shares pursuant to the ESOP or any other Incentive Plan, (iv) any issuance of Equity Securities in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, amalgamation or other business combination transaction, joint venture, sale or exchange of securities or other similar transaction involving the Company or a Group Company, approved in accordance with this Agreement and the Articles, (v) any issuance of Equity Securities in connection with any share split, share dividend, subdivision, combination, reclassification or other similar event in which all Shares are entitled to participate on a pro-rata basis in accordance with the Articles, and (v) any issuance of Equity Securities pursuant to Section 5.8 of the Share Purchase Agreement.

4.2	Preemptive Offer Notice.

(a)

Not less than 20 days before a proposed issuance of securities other than in connection with an issuance permitted under Section 4.1(c) (a “Proposed Issuance”), the Company shall deliver to each Preemptive Rightholder a written notice (a “Preemptive Offer Notice”), which shall set forth (i) the number, type and terms of such Issuance Securities, (ii) the consideration to be received by the Company in connection with the Proposed Issuance and (iii) a summary of any other material terms and conditions of the Proposed Issuance, including the name of the Proposed Recipient and the proposed issuance date. Such Preemptive Offer Notice shall be accompanied by any written offer, if any, from the Proposed Recipient to purchase such Issuance Securities.

(b)

The Company shall, by delivering the Preemptive Offer Notice, offer each Preemptive Rightholder the option to acquire all or any portion of such holder’s Pro Rata Share of the Issuance Securities (the “Preemptive Offer”). The Preemptive Offer shall remain open and irrevocable for the period set forth below (and, to the extent that the Preemptive Offer is accepted during such period, until the consummation of the issuance contemplated by the Preemptive Offer).

4.3	Exercise of Preemptive Rights.

(a)

Each Preemptive Rightholder shall have the right, exercisable by such holder through the delivery of a written notice (a “Preemptive Acceptance Notice”) to the Company within a period of 15 days after the date of the Preemptive Offer Notice (the “Preemptive Acceptance Period”), to purchase up to its Pro Rata Share of the Issuance Securities at the purchase price and on the terms and conditions stated in the Preemptive Offer Notice. Each Preemptive Acceptance Notice shall specify the maximum number of Issuance Securities such Preemptive Rightholder will purchase (which may be less than, equal to, or greater than such Preemptive Rightholder’s Pro Rata Share of the Issuance Securities, up to the total number of Issuance Securities). The failure of a Preemptive Rightholder to give a Preemptive Acceptance Notice within the Preemptive Acceptance Period shall constitute a waiver of such Preemptive Rightholder’s preemptive rights under this Section 4.3 with respect to the relevant Preemptive Offer. If any Preemptive Rightholder does not exercise or has waived its preemptive rights under this Section 4.3 or elects to exercise such rights with respect to less than its Pro Rata Share of the Issuance Securities, any Preemptive Rightholder that has elected to exercise its preemptive rights under this Section 4.3 with respect to at least its full Pro Rata Share of the Issuance Securities (a “Fully Participating Shareholder”) shall be entitled to purchase from the Company up to an additional number of Issuance Securities equal to the product of (i) the aggregate number of Issuance Securities over which no Preemptive Rightholder has exercised its preemptive rights under this Section 4.3 (“Excess Securities”) and (ii) a fraction, the numerator of which is the total number of Shares held by such Fully Participating Shareholder and the denominator of which is the total number of Shares held by all of the Fully Participating Shareholders that elect to purchase Excess Securities, in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Preemptive Offer Notice. The Company shall continue to offer additional pro rata portions to Fully Participating Shareholders choosing to purchase their full pro rata portion of such Excess Securities under this Section 4.3(a) until the earlier of (A) all Issuance Securities have been purchased by the Preemptive Rightholders or (ii) all Preemptive Rightholders have purchased the maximum number of Issuance Securities indicated in their respective Preemptive Acceptance Notice.

(b)

All sales of Issuance Securities to the Preemptive Rightholders subject to any Preemptive Offer Notice shall be consummated contemporaneously at the offices of the Company on a mutually agreed Business Day within 20 Business Days after the expiration of the Preemptive Acceptance Period. The delivery by the Company of an updated register of members and share certificates or other instruments, if any, evidencing such Issuance Securities shall be made on such date against payment of the purchase price for such Issuance Securities.

(c)

If any Issuance Securities set forth in the Preemptive Offer Notice remain unpurchased or unsubscribed after all of the Preemptive Rightholders have either exercised or waived their respective preemptive rights under this Section 4.3, then the Company may issue all or any portion of such remaining Issuance Securities, at a price not less than the purchase price and on terms and conditions not more favorable to the Proposed Recipient than the purchase price, terms and conditions stated in the Preemptive Offer Notice, at any time within 60 days after the expiration of the Preemptive Acceptance Period (the “Issuance Period”); provided, that in connection with and as a condition to such issuance (solely in the case of any issuance of Shares), each Proposed Recipient that is not then a party to this Agreement shall execute and deliver to the Company a Deed of Adherence substantially in the form attached hereto as Exhibit A; provided, further, that if such issuance is subject to any Regulatory Approval, the Issuance Period shall be extended until the expiration of the fifth Business Day following the receipt of all such Regulatory Approvals, but in no event later than 90 days following the expiration of the Preemptive Acceptance Period. In the event that any of such remaining Issuance Securities is not issued during the Issuance Period, the right of the Company to issue such remaining Issuance Securities shall expire and the obligations of the Company under this Section 4 shall be revived and such remaining Issuance Securities shall not be issued unless first re-offered to the Preemptive Rightholders in accordance with this Section 4.

(d)	Any issuance of securities by the Company without compliance by the Company with this Section 4 shall be void and of no force and effect.

4.4	Termination of Rights. The preemptive rights under this Section 4 shall terminate upon the completion of a Qualified IPO, and shall not apply to any issuance pursuant to a Qualified IPO.

SECTION 5

CORPORATE GOVERNANCE

5.1

General. From and after the date hereof, each Shareholder shall, and Baidu Holdings shall cause Baidu to, vote its Shares at any regular or special meeting of Shareholders (a “Shareholders Meeting”), and shall take all other actions necessary, to give effect to the provisions of this Agreement and to ensure the inclusion in the Articles of the rights and privileges of the Shareholders included in this Agreement. In addition, each Shareholder shall, and Baidu Holdings shall cause Baidu to, vote its Shares at any Shareholders Meeting, upon any matter submitted for action by the Shareholders or with respect to which such Shareholder may vote, in conformity with the provisions of this Agreement.

5.2	Board of Directors.

(a)

Number and Composition. The number of Directors constituting the entire Board shall be up to seven (7). Each Shareholder shall, and Baidu Holdings shall cause Baidu to, vote its Shares at any Shareholders Meeting called for the purpose of filling the positions on the Board or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary to ensure the election to the Board of:

(i)

(A) three (3) nominees appointed by Baidu, for so long as Baidu and its Permitted Transferees beneficially own in the aggregate at least 20% of the total number of Shares on an as-converted, fully diluted basis, (B) two (2) nominees appointed by Baidu, for so long as Baidu and its Permitted Transferees beneficially own in the aggregate at least 10% but less than 20% of the total number of Shares on an as-converted, fully diluted basis, or (C) one (1) nominee appointed by Baidu, for so long as Baidu and its Permitted Transferees beneficially own in the aggregate at least 5% but less than 10% of the total number of Shares on an as-converted, fully diluted basis (each such nominee appointed pursuant to this Section 5.2(a)(i), a “Baidu Director”);

(ii)	one (1) member of the Senior Management appointed in accordance with Section 5.5(a) and Section 5.5(b) (the “Senior Management Director”);

(iii)

(A) two (2) nominees appointed by TPG, for so long as TPG and its Permitted Transferees beneficially own in the aggregate at least 90% of the number of Shares held by TPG immediately after the Closing (as adjusted for share splits, share subdivision, share combination and the like), or (B) one (1) nominee appointed by TPG, for so long as TPG and its Permitted Transferees beneficially own in the aggregate at least 45% of the number of Shares held by TPG immediately after the Closing (as adjusted for share splits, share subdivision, share combination and the like) (each such nominee appointed pursuant to Section 5.2(a)(iii)(A) or Section 5.2(a)(iii)(B), a “TPG Director”); and

(iv)	one (1) nominee appointed by the Strategic Investor (the “Strategic Investor Director”, together with the nominees appointed pursuant to Section 5.2(a)(iii), each an “Investor Director”).

(b)	Removal and Replacement of Directors.

(i)

A Director shall be removed from the Board, with or without cause, upon, and only upon, the request of the Shareholder who nominated him, unless such Director resigns voluntarily or the term of his service expires, in which case the Shareholder entitled to appoint a replacement Director shall be entitled to nominate a replacement to be appointed to the Board to fill the vacancy thus created.

(ii)	Each Director may only be appointed to and removed from the Board by the relevant Shareholder in accordance with this Agreement and the Articles.

(c)	Chairman. Subject to Section 5.2(a)(i), the Chairman shall be a Baidu Director selected by Baidu. The Chairman shall not have a casting vote.

5.3	Board Meetings.

(a)	Frequency and Location. Meetings of the Board shall take place at least once every quarter. Meetings shall be held in a location approved by a majority of the Directors.

(b)

Notice. A meeting of the Board may be called by the Chairman or any Director giving notice in writing to the Company Secretary specifying the date, time and agenda for such meeting. The Company Secretary shall upon receipt of such notice give a copy of such notice to all Directors, accompanied by copies of all papers relevant for such meeting. Not less than seven days’ notice shall be given to all Directors; provided, that such notice period may be reduced with the written consent of all of the Directors, or waived by any Director who does not receive timely notice with the written consent of that Director or by his presence at the meeting.

(c)

Quorum. All meetings of the Board shall require a quorum of at least four (4) incumbent Directors, including at least one (1) Baidu Director and a TPG Director. If a quorum is not present within one hour from the time appointed for the meeting, the meeting shall adjourn to the same place and time seven days later, at which meeting at least three (3) incumbent Directors present (including at least one (1) Baidu Director) shall constitute a quorum.

(d)

Voting. At any Board meeting, each Director may cast one vote. Any Director may, by prior written notice to the Company Secretary, authorize another Person to attend and vote by proxy for such Director at any Board meeting. Subject to Section 5.3(g), Section 5.5 and Section 5.8, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board. The Board shall not at any meeting adopt any resolution approving or disapproving any matter that is not specified on the agenda for such meeting unless all Directors are present at such meeting and vote in favor of such resolution.

(e)

Remote Participation. Directors may participate in Board meetings by telephone or video conference, and such participation shall constitute presence for purposes of the quorum provisions of Section 5.3(c).

(f)	Expenses. The Company shall bear reasonable costs of attendance of Directors at Board meetings.

(g)	Action by Written Resolution. Subject to Section 5.8, any action that may be taken by the Directors at a meeting may instead be taken by a written resolution signed by all of the Directors.

5.4

Board Approval. Subject to Section 5.5 and Section 5.8, all matters in relation to the operation and management of the Group shall be decided by the Board at a quorate Board meeting or by a written resolution signed by all of the Directors.

5.5	Board Reserved Matters.

(a)

Subject to Section 5.5(b), Section 5.8 and any additional requirements imposed by the Act, the Company shall not and shall procure each other Group Company not to, and no Shareholders shall cause any Group Company to, take, permit to occur, approve, authorize, agree or commit to do any of the following actions, whether in a single transaction or a series of related transactions, whether directly or indirectly and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation or otherwise, without the affirmative consent of a majority of the Directors in office; provided, that in respect of Section 5.5(a)(i), Section 5.5(a)(ii), Section 5.5(a)(iii), Section 5.5(a)(vi), Section 5.5(a)(vii), Section 5.5(a)(viii), Section 5.5(a)(xi) and Section 5.5(a)(xii), the affirmative consent of at least one Baidu Director shall also be required; provided, further, that in respect of Section 5.5(a)(xii), the affirmative consent of the Strategic Investor Director shall also be required:

(i)	the approval or amendment of, or any deviation from, any Budget or Business Plan;

(ii)

the entry into any contract or commitment by any Group Company with any Related Party (other than the Side Agreement to the Business Cooperation Agreement), or the termination or material amendment of or waiver under any such contract or commitment, including the Restructuring Documents, the Framework Business Cooperation Agreement and the Transition Services Agreement;

(iii)

any purchase or other acquisition by any Group Company of another Person or the business and/or assets of another Person, or the investment by any Group Company in any Person, exceeding the total amount intended for such purchase, acquisition or investment as set out in any Budget or Business Plan approved in accordance with this Section 5.5 and Section 5.8;

(iv)	the declaration or payment of any dividend or other distribution;

(v)	any loan or advancement to any Related Party of any Group Company by any Group Company;

(vi)

the incurrence of any indebtedness or assumption of any financial obligation, or any issue, assumption, guarantee or creation of any indebtedness in the nature of borrowings, by any Group Company in excess of US$1,000,000 in a single transaction or US$5,000,000 in the aggregate;

(vii)

any sale, transfer or other disposal of, or the incurrence of any Encumbrance on, any assets of any Group Company valued in excess of US$1,000,000 in a single transaction or US$5,000,000 in the aggregate;

(viii)

subject to 5.10, the appointment, replacement or termination of, or the approval or amendment of any employment terms of, Chief Executive Officer, or any officer, employee or individual who reports directly to Chief Executive Officer (other than his personal assistant) and the business unit heads of the Group Company’s Wealth Management Business, third party payment service business and micro-credit business (collectively, the “Senior Management”);

(ix)	commence, terminate or settle any litigation or arbitration in which the amount in dispute is or could reasonably be expected to exceed US$1,000,000;

(x)	any change in the equity ownership of the VIE Entity or any termination or modification to or waiver of rights under any of the Control Documents;

(xi)	the establishment of any committee of the Board and the composition thereof; and

(xii)

the appointment or replacement of the Senior Management Director; provided, however, any existing Senior Management Director shall recuse him or herself from any casting any vote on any action by the Board to effect the removal of such Senior Management Director.

(b)

Notwithstanding any provision to the contrary in this Agreement, in addition to the requirements set out in Section 5.5(a), for so long as any TPG Director is appointed to the Board, the affirmative consent of at least one TPG Director shall also be required in respect of any of the following actions:

(i)

any material amendment of the Initial Business Plan or the Initial Budget, and any adoption (or amendment) of any other business plan or budget for the Group thereafter to the extent such business plan or budget (or amendment) deviates materially from the Initial Business Plan or the Initial Budget (it being agreed, without limitation, that (x) with respect to any business plan, any entry into a new line of business or termination of an existing line of business shall be deemed material, and (y) with respect to any budget, any deviation over 5% of any line item therein compared to the previously effective budget shall be deemed material);

(ii)	the approval (or amendment) of the compensation and remuneration terms of any member of the Senior Management; and

(iii)	any action described in Section 5.5(a)(ii), Section 5.5(a)(iii), Section 5.5(a)(vi), Section 5.5(a)(vii), Section 5.5(a)(xi) or Section 5.5(a)(xii).

5.6	Board Committees. Subject to Section 5.5, the Board may establish one or more committees, such as a compensation committee and an audit committee.

5.7

Governance in Relation to the Group Companies. The Company shall cause (a) the board of directors of each other Group Company to be the same size as the Board and the directors thereof to be nominated in the same manner as the Directors as set out in Section 5.2(a), and (b) the quorum, voting arrangements and other procedures with respect to the respective boards of directors of the Group Companies, as well as other corporate governance matters, to be the same as those set forth in this Section 5, in each case to the extent permitted by applicable law.

5.8

Protective Provisions. Notwithstanding any other provision of this Agreement, the Articles or any of the constitutional documents of any other Group Company or otherwise but subject to and without prejudice to the provisions in Section 5.2, the Company shall not and shall procure each other Group Company not to, and no Shareholders shall cause any Group Company to, take, permit to occur, approve, authorize, agree or commit to do any of the following actions, whether in a single transaction or a series of related transactions, whether directly or indirectly and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation or otherwise, without the prior written consent of (i) Baidu and (ii) the Majority Series A Preferred Shareholders:

(a)	any amendment or change of any rights, preferences, privileges or powers of or affecting, or the restrictions provided for the benefit of, any Ordinary Shares or Series A Preferred Shares;

(b)

the creation, allotment or issue of any Equity Securities in any Group Company or the grant of any option or rights to subscribe for or to convert an instrument into such Equity Securities to any Person, other than any issuance of Ordinary Shares upon the conversion of any Series A Preferred Shares, any issuance of Equity Securities pursuant to Section 5.8 of the Share Purchase Agreement, and any issuance of securities or grant of options pursuant to the Incentive Plans;

(c)

any purchase, repurchase, redemption or retirement of any Equity Securities in any Group Company, other than any redemption of any Series A Preferred Shares in accordance with the Articles, any repurchase of Equity Securities pursuant to Section 5.8 of the Share Purchase Agreement, and any repurchase of any Ordinary Shares held by a director, employee or consultant of any Group Company upon the termination of his employment with the Group pursuant to a share restriction agreement approved by the Board;

(d)	any amendment or modification to or waiver under the Articles or any material amendment or modification to or waiver under any of the constitutional documents of any other Group Company;

(e)

the adoption, material amendment or termination of any equity incentive, purchase or participation plan for the benefit of employees, officers, directors, contractors, advisors or consultants of any Group Company (including the ESOP) (such plans as adopted pursuant to this Agreement and the Articles are collectively referred to as the “Incentive Plans”);

(f)

any purchase or other acquisition by any Group Company of another Person or the business and/or assets of another Person in an amount in excess of US$1,000,000 in a single transaction or US$5,000,000 in the aggregate;

(g)	any engagement by any Group Company in any business materially different from that described in the then current Business Plan, or the ceasing of any business undertaking of any Group Company;

(h)	any liquidation, dissolution or winding up of any Group Company;

(i)	any change in the equity ownership of the VIE Entity or any termination or modification to or waiver of rights under any of the Control Documents;

(j)	any material change in the accounting methods or policies, or any appointment of or change in the independent auditors, of any Group Company;

(k)	any divestiture or sale of an interest in any Group Company, partnership or joint venture;

(l)	the listing of any securities in any Group Company on any securities exchange, other than a Qualified IPO;

(m)

the incurrence of any indebtedness or assumption of any financial obligation, or any issue, assumption, guarantee or creation of any indebtedness in the nature of borrowings, by any Group Company, in each case in an amount in excess of US$1,000,000 in a single transaction or US$5,000,000 in the aggregate;

(n)

any sale, transfer or other disposal of, or the incurrence of any Encumbrance on, any assets of any Group Company, in each case in an amount in excess of US$1,000,000 in a single transaction or US$5,000,000 in the aggregate;

(o)	a Trade Sale or any merger, amalgamation, consolidation, division, scheme of arrangement or any other type of corporate restructuring involving any Group Company; and

(p)	any changes to the composition of and appointments of the Board, including but not limited to increasing or decreasing the number of Directors.

5.9

Shareholder Vote Required by the Act. Notwithstanding any provision to the contrary in this Agreement, where any of the actions set out in Section 5.8 requires the approval of the Shareholders in accordance with the Act, and the requisite approval has not yet been obtained in accordance with Section 5.8, the Shareholders who vote against such action at a shareholders meeting of the Company shall have such number of votes as is equal to the aggregate number of votes of the Shareholders who voted in favor of such action plus one.

5.10

Removal of Senior Management. Notwithstanding any provision to the contrary in this Agreement, upon occurrence of any of the following events, at the request of Baidu or the Majority Series A Preferred Shareholders, the Company shall remove and dismiss any member of the Senior Management as requested by Baidu or the Majority Series A Preferred Shareholders:

(a)	any willful misconduct or gross negligence of such Person that results in any material adverse effect on any Group Company; or

(b)

for each of any two consecutive Fiscal Years, (i) the actual net revenue of the Group for that Fiscal Year being lower than 80% of the average of the net revenue of the Group for those two consecutive Fiscal Years as provided for in Initial Budget or Budget, as applicable, or (ii) the actual net profit of the Group for that Fiscal Year being lower than 80% of the average of the net profit of the Group for those two consecutive Fiscal Years as provided for in Initial Budget or Budget, as applicable.

5.11

Observer Rights. For so long as Baidu has the right to appoint any Director pursuant to Section 5.2(a)(i), Baidu shall have the right to invite one (1) representative of one (1) Shareholder to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that the Company provides to the Directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Shareholder or its representative is a Company Competitor.

5.12

Enforcement of Certain Documents. The Parties hereby agree that, notwithstanding any provision to the contrary in this Agreement, any Investor Director shall have the full power and authority to cause any Group Company to take necessary actions to exercise any of its rights under and enforce any provisions of any Contract, transaction, payable/receivable or other arrangement between Baidu or any of its Affiliates, on the one hand, and any Group Company, on the other hand, including without limitation, the Restructuring Documents, the Framework Business Cooperation Agreement and the Transition Services Agreement (including making claims under such Contracts) if such Investor Director believes in good faith that such actions would be in the best interests of the Company.

SECTION 6

REGISTRATION RIGHTS

6.1	Generally. The Holders (as defined in Schedule 2) shall be entitled to the registration rights set out in Schedule 2.

6.2

Non-U.S. Jurisdictions. In the event that the Company (or, as the case may be, the relevant entity resulting from any merger, reorganization or other arrangements made by the Company for the purposes of a public offering) intends to effect a public offering of its securities outside of the United States of America, the Holders (as defined in Schedule 2) shall, to the extent permitted by applicable law, have the same registration rights (or rights as similar to such registration rights).

SECTION 7

COVENANTS

7.1

Inspection Rights. For so long as any Shareholder and its Permitted Transferees hold in the aggregate at least 3% of the Shares on an as-converted, fully diluted basis, at the prior written request of such Shareholder, the Company shall, and shall cause each of the other Group Companies to, grant such Shareholder and its authorized representatives access, at all reasonable times during normal business hours, to the facilities and books, records, documents and other written information in the possession of the Group Companies as such Shareholder may reasonably request and the right to discuss the business, operations and conditions of the Group Companies with the directors, officers, employees, accountants, legal counsels, investment bankers and other advisors of the Group Companies; provided, that any on-site inspection of any Shareholder or any of its representatives shall not affect the normal operation of the Group Companies.

7.2	Information Rights.

(a)	For so long as any Shareholder and its Permitted Transferees hold in the aggregate at least 3% of the Shares on an as-converted, fully diluted basis, the Company shall provide to such Shareholder:

(i)

audited consolidated financial statements of the Group for the previous Fiscal Year, audited by a “Big Four” accounting firm (or another accounting firm acceptable to Baidu and the Majority Series A Preferred Shareholders), within 90 days after the end of each Fiscal Year;

(ii)	unaudited consolidated financial statements of the Group for the previous fiscal quarter within 45 days after the end of each fiscal quarter;

(iii)	a detailed draft Budget for the following Fiscal Year at least 45 days before the end of each Fiscal Year;

(iv)	a detailed draft Business Plan for the following Fiscal Year at least 45 days before the end of each Fiscal Year;

(v)	copies of all documents or other information sent to the other Shareholders; and

(vi)	copies of other documents and information as such Shareholder may reasonably request.

(b)	All financial statements delivered by the Company pursuant to Section 7.2(a)(i) and Section 7.3(a)(ii) shall be prepared in accordance with US GAAP.

(c)

In addition to the other information rights that TPG, the Strategic Investor and their respective Permitted Transferees may have under this Agreement, at the Company’s cost and expense and upon written request from TPG, the Strategic Investor, or their respective Permitted Transferees, the Company shall provide TPG, the Strategic Investor and their respective Permitted Transferees with such information, data and analysis as such Shareholder may reasonably require in order to enable such Shareholder to satisfy its internal and external social impact monitoring, analysis and reporting requirements, which shall be provided as soon as practicable. Notwithstanding anything to the contrary contained in this Agreement, TPG, the Strategic Investor and their respective Permitted Transferees shall maintain the information rights set forth in this Section 7.2(c) for so long as such Shareholder holds any Shares.

7.3

Books and Records. The Company shall, and shall cause each of the other Group Companies to, keep proper, complete and accurate books of account in its functional currency and the currency of the jurisdiction in which such Group Company is organized, in each case in accordance with (a) US GAAP or PRC GAAP and (b) applicable laws. The Company shall have its accounts and those of each other Group Company audited annually in accordance with such standards by a “Big Four” accounting firm or another accounting firm acceptable to Baidu and the Majority Series A Preferred Shareholders.

7.4

Budgets and Business Plans. Subject to Section 5.5 and except for the Initial Budget and the Initial Business Plan, the Board shall adopt each Budget and Business Plan within 45 days after the commencement of the relevant Fiscal Year. If in any Fiscal Year a draft Budget or Business Plan is not approved in accordance with Section 5.5, the previous Fiscal Year’s Budget or Business Plan (as the case may be), adjusted for inflation, shall continue to apply unless and until a new Budget or Business Plan (as the case may be) is approved in accordance with Section 5.5.

7.5	Compliance with Laws.

(a)

The Company shall ensure that each of the Group Companies (i) conducts its business in compliance in all material respects with all applicable laws and (ii) obtains, makes and maintains in effect all Authorizations required and material for the due and proper establishment and operations of such Group Company in accordance with applicable laws.

(b)

Compliance with Anti-bribery and Anti-corruption Laws. The Company shall not, and shall not permit any Group Company, the Affiliates of any Group Company or any of their respective directors, officers, managers, employees, independent contractors, representatives, agents and other Persons acting on their behalf (collectively, “Representatives”), to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any non-U.S. official, in each case, in violation of all applicable laws relating to anti-bribery, anti-corruption, record keeping and internal control laws (collectively, the “ABAC Laws”). The Company shall, and shall cause each of the Group Companies and the Affiliates of each Group Company to, cease all of its or their respective activities, as well as remediate any actions taken by any Group Company or its Affiliates, or any of their respective Representatives in violation of ABAC Laws. The Company shall, and shall cause each of the Group Companies and the Affiliates of each Group Company to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with ABAC Laws.

(c)

Compliance with Anti-money Laundering and Sanctions Laws. The Company shall, and shall cause the Group Companies, the Affiliates of each Group Company and their respective Representatives to comply with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, to the extent applicable, the applicable anti-money laundering statutes of all jurisdictions where the Group Companies conduct business, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) and sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant Governmental Authority or has engaged in any activities that would be in violation of the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended, or the Iran Sanctions Act, as amended, or sanctions and measures imposed by the United Nations or any other relevant Governmental Authority (collectively, the “Sanctions Laws”). The Group Companies shall continue to maintain and enforce policies and procedures designed to ensure compliance with the Anti-Money Laundering Laws. None of the Group Companies, the Affiliates of each Group Company or any of their respective Representatives will engage, directly or indirectly, in (1) any business or activities with any person that is the target of any applicable Sanctions Laws, or (2) any activities that would reasonably be expected to result in any of the Group Companies becoming the target of any applicable Sanctions Laws.

7.6

Arrangements on the Subsidiary Level. The Company shall, and shall cause each of its Affiliates to, take or cause to be taken all actions, to do or cause to be done all things necessary or appropriate to comply with and give effect to each of the agreements made in connection with the transactions contemplated by the Transaction Documents to which the Company or any of its Affiliates is a party. Without limiting the generality of the foregoing, the Company shall cause its Affiliates to, and Baidu Holdings shall cause its Affiliates to, perform their respective covenants and agreements set forth herein, which, unless otherwise agreed by Baidu Netcom (as defined below) and An Yi Heng Tong (as defined below), shall also be reflected in the Shareholders Agreement by Beijing BaiduPay Science and Technology Co., Ltd., a Subsidiary of the Company incorporated in the PRC (“BaiduPay”), and its shareholders (the “BaiduPay Shareholders Agreement”, Chinese name “北京百付宝科技有限公司股东协议”) to be entered into on or after the date hereof, such that (a) BaiduPay continues to be directly held 60% by An Yi Heng Tong (Beijing) Technology Co., Ltd. (“An Yi Heng Tong”) and 40% by Beijing Baidu Netcom Science Technology Co., Ltd., one of Baidu Holdings’ Subsidiaries in the PRC (“Baidu Netcom”) and/or other Affiliates of Baidu Holdings (which 40% voting and economic interest must not be diluted without the prior written consent of Baidu Holdings), (b) any future incurrence of indebtedness or issuance of Equity Securities of any form shall be prohibited without the prior written consent of Baidu Holdings (which consent may be given or withheld in the sole discretion of Baidu Holdings), and in the event that Baidu Holdings gives the prior written consent, Baidu Netcom (and/or another Affiliate of Baidu Holdings as Baidu Holdings may designate) shall have a right to purchase such percentage of the indebtedness or Equity Securities held by An Yi Heng Tong at zero or nominal consideration so that Baidu Netcom (or another Affiliate of Baidu Holdings) maintains the 40% voting and economic interest in BaiduPay, (c) in the event that the Company or any of its Affiliates materially breaches Sections 5.2.1 to 5.2.3 of the Framework Business Cooperation Agreement regarding provision of third-party payment services to Baidu Holdings and/or any of its Affiliates, and such material breach is not cured in accordance with Section 5.2.5 of the Framework Business Cooperation Agreement, (A) Baidu Holdings shall have the right to acquire another entity holding a third-party payment business permit from any third party notwithstanding anything to the contrary set forth in the Framework Business Cooperation Agreement or another Transaction Document, and (B) Baidu Netcom (and/or another Affiliate of Baidu Holdings as Baidu Holdings may designate) shall have an option, which can be exercised by serving a written notice to An Yi Heng Tong to sell the then entire equity interests in BaiduPay held by Baidu Netcom to An Yi Heng Tong or another Group Company designated by the Company, at net asset value, upon which Baidu shall have no equity interest in BaiduPay (the “Put Option”), and (d) any license, lease, transfer, encumbrance or disposal of any Intellectual Property or assets of BaiduPay shall require the prior written consent of Baidu Holdings. Upon completion of the acquisition of the third-party payment business permit holding entity referred to in clause (c)(A) above by Baidu Holdings, An Yi Heng Tong shall have an option, which can be exercised by serving a written notice to Baidu Netcom, to purchase the then entire equity interests in BaiduPay held by Baidu Netcom at net asset value, upon which Baidu Holdings shall have no equity interest in BaiduPay (the “Call Option”, together with the Put Option, “Options”). Upon the completion of the exercise of either Option, the Company shall transfer and shall cause all its relevant Affiliates to transfer to Baidu Netcom (and/or another Affiliate of Baidu Holdings as Baidu Holdings may designate) all third-party payment service related Intellectual Properties at no additional consideration (“Payment IP Transfer”). The Shareholders shall, and shall cause each of its Affiliates including the Company, to, take or cause to be taken all actions, to do or cause to be done all things necessary or appropriate to enter into the BaiduPay Shareholders Agreement and give full force and effect to the Options and Payment IP Transfer set forth herein.

7.7

Control Documents. Each of the Parties shall, and shall ensure that each of its Affiliates and any shareholder of the VIE Entity designated by it, performs its obligations under the Control Documents to the fullest extent, carries out the terms and the intent of the Control Documents and ensures that each Control Document is valid and binding, in full force and effect and enforceable in accordance with its terms. Any termination or modification to or waiver of rights under any of the Control Documents shall require the requisite prior written consent or approval in accordance with Section 5.8 and the Articles. If any of the Control Documents becomes illegal, void or unenforceable under any applicable laws after the date hereof, the Group Companies shall use their best efforts to devise a feasible alternative legal structure reasonably satisfactory to Baidu and the Majority Series A Preferred Shareholders that gives effect to the intentions of the parties in each Control Document and the economic arrangement thereunder as closely as possible and maintains the economic interests of the Shareholders and consolidates the financial results of the Group Companies into the Company’s financial statements.

7.8

Baidu’s Undertaking. Each of Baidu and Baidu Holdings hereby, jointly and severally, agrees that, prior to the Qualified IPO, it shall take necessary actions to ensure that the Group Companies will maintain all Financial Licenses which are required for the business operations of the Group Companies; provided, that if there is any update or renewal of any Financial License in connection with the business operations currently covered by such Financial License as a result of any applicable laws or regulations, covenant by Baidu and Baidu Holdings in this Section 7.8 shall also cover such Financial License (as updated or renewed) which would be required for the business operations covered by the relevant Financial License as currently conducted by the Group Companies; provided, further, if any action of any Group Company is the cause of any loss of any Financial License, and Baidu and Baidu Holdings have used commercially reasonable efforts, including but not limited to Baidu exercising its rights under this Agreement to vote against such action, then Baidu and Baidu Holdings shall not be liable for any such loss.

7.9

Protection of Intellectual Property and Information Technology. The Company shall, and shall cause each of the Group Companies to, take all reasonable steps to protect and maintain its material Intellectual Property and Information Technology, including (a) registering its material trademarks, brand names, domain names and copyrights, (b) taking precautions to preserve the availability, security and integrity of its Information Technology and the data and information stored thereon and (c) requiring each of its executive directors and Key Employees to enter into an employment agreement with it which includes provisions in respect of confidentiality, non-competition and work product ownership right assignment in form and substance reasonably satisfactory to Baidu and the Majority Series A Preferred Shareholders. The Company shall not, and shall ensure that none of the Group Companies, make any material changes to such employment agreements without the prior written consent of Baidu and the Majority Series A Preferred Shareholders.

7.10

Control of Subsidiaries. The Company shall institute and keep in place such arrangements as are reasonably satisfactory to Baidu and the Majority Series A Preferred Shareholders such that the Company shall at all times (a) Control the operations of each other Group Company and (b) be permitted to properly consolidate the financial results for each other Group Company (including the VIE Entities) in the consolidated financial statements of the Group prepared under US GAAP.

7.11	Qualified IPO. The Company shall use its reasonable best efforts to consummate a Qualified IPO within sixty (60) months after the date hereof.

7.12	[Reserved].

7.13

Other Management Incentives. The Parties understand and agree that in addition to and outside the scope of the ESOP, the senior management of the Group shall be entitled to receive bonus shares from each Investor Shareholder which held Series A Shares as of the Closing (the “Initial Investor Shareholders”), to be calculated based on the net cash proceeds received by such Initial Investor Shareholder from the sale of all of the Series A Shares held by it as of the Closing pursuant to the formula set forth in Exhibit B, such bonus shares to be allocated among any senior management of the Group as determined by a majority (by value) of the Initial Investor Shareholders, with no less than 40% allocated to the Chief Executive Officer of the Group; provided that such bonus shares shall not result in any dilution of Baidu’s then ownership interest in the Company; provided further that such bonus share arrangement, allocation and the calculation formula may be amended with the consent of two-thirds (by value) of the Initial Investor Shareholders. Each member of senior management that receives bonus shares shall be responsible for compliance with all applicable laws, including without limitation, promptly filing and paying , any taxes under applicable law.

7.14

Controlled Foreign Corporation. The Company will provide written notice to an Investor as soon as practicable if at any time the Company becomes aware that it or any Group Company has become a “controlled foreign corporation” (“CFC”) within the meaning of Section 957 of the United States Internal Revenue Code of 1986, as amended (the “Code”). In addition, upon an Investor’s request, and to the extent permitted under applicable law, the Company will provide to an Investor such information as is in its possession (or that the Company can reasonably obtain) concerning the identity of its shareholders and their owners in order to assist such Investor in determining whether the Company is a CFC. If the Investor determines that the Company or any Group Company is a CFC and that the Investor is a “United States shareholder” with respect to the Company or any Group Company within the meaning of Section 951(b) of the Code, the Company shall (and shall procure that each Group Company shall) provide the Investor with full cooperation and any information reasonably required by the Investor to comply with U.S. tax law, including information necessary to calculate earnings and profits under U.S. federal income tax principles and the Investor’s pro rata share of the Company’s “Subpart F income” (as defined in Section 952 of the Code). The company shall make this information available for any relevant year by March 15 of the following year.

7.15

Passive Foreign Investment Company. The Company shall (and the Company shall procure that each Group Company shall) use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) for any taxable year. Upon an Investor’s request, and to the extent permitted under applicable law, the Company will provide to an Investor such information as is in its possession (or that the Company can reasonably obtain) to assist such Investor in determining whether the Company or any Group Company is a PFIC. If the Investor determines that the Company or any Group Company is or may be a PFIC, the Company shall (and the Company shall procure that each Group Company shall) provide such Investor with annual information in the form satisfactory to such Investor as soon as reasonably practicable following the end of each taxable year of such Investor (but in no event later than forty-five (45) days following the end of each such taxable year) as may be necessary to enable the Investor to file a “Qualified Electing Fund” election pursuant to Section 1295 of the Code.

7.16	Non-Competition; Non-Solicitation.

(a)

Each of Baidu and Baidu Holdings hereby, jointly and severally, undertakes to the Company and the Investor Shareholders that it shall, and shall cause Baidu, Inc. and its applicable Affiliates to, comply with the covenants set forth in Section 15 (Non-Competition) of the Framework Business Cooperation Agreement as if such covenants are hereby incorporated by reference into this Agreement, mutatis mutandis.

(b)

Until the sixth (6th) anniversary of the Closing, for so long as the number of Shares collectively beneficially owned by Baidu and its Affiliates exceeds the number of Shares collectively beneficially owned by any other Shareholder and such Shareholder’s Affiliates (in each case, on an as-converted, fully diluted basis), each of Baidu and Baidu Holdings hereby, jointly and severally, undertakes that it shall not, and shall cause its Affiliates and its and such Affiliates’ officers, employees, agents and representatives not to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring or retaining, or hire or retain, any Person as set out in Schedule 5.

(c)

It is the intent of the Parties that the provisions of this Section 7.16 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 7.16 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

(d)

The Parties acknowledge that damages and remedies at law for any breach of this Section 7.16 would be inadequate and, any Investor Shareholder shall be entitled to specific performance and other equitable remedies (including an injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies such Investor Shareholder may have in the event of a breach of this Agreement.

SECTION 8

CONFIDENTIALITY

8.1

General Obligation. Subject to Section 8.2 and Section 8.3, each Party shall keep confidential and shall not disclose to any Person the existence and provisions of any Transaction Document, the negotiations relating to any Transaction Document and any non-public material or information with respect to the business, technology, financial conditions or other aspects of the other Parties or their respective Affiliates (collectively, “Confidential Information”).

8.2

Exclusions. Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a Person other than any of the other Parties or their respective representatives or agents, so long as such other Person was not, to the best knowledge of the receiving Party, subject to a duty of confidentiality to such other Party or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party.

8.3	Exemptions. Notwithstanding Section 8.1:

(a)

any Party may disclose Confidential Information to the extent that such disclosure is required under applicable laws or any judicial or regulatory process or is requested by any Governmental Authority or other regulatory body, including the rules and requirements of the SEC and any securities exchange; provided, that such Party shall, to the extent permitted by law and so far as it is practicable, provide the other Parties with prompt notice of such requirement or request and cooperate with the other Parties at such other Parties’ request and cost to enable such other Parties to seek an appropriate protection order or remedy;

(b)

any Party may disclose Confidential Information to its Affiliates and its and its Affiliates’ respective officers, directors, employees, agents, professional advisors and representatives on a need-to-know basis; provided, that such Party shall use commercially reasonable efforts to ensure that each such Person to which it discloses Confidential Information strictly abides by the confidentiality obligations hereunder and shall be responsible for any breach of confidentiality obligations by such Person;

(c)	any Party may disclose Confidential Information to any bona fide prospective purchaser or investors of any Equity Securities of the Company; and

(d)	any Investor may disclose Confidential Information for fund or inter-fund reporting purposes.

SECTION 9

TERM AND TERMINATION

9.1

Effective Date; Termination. This Agreement shall become effective upon the execution hereof by all of the Parties and shall continue in effect until the earliest to occur of (a) the mutual agreement in writing by all the Parties to terminate this Agreement; (b) the completion of a Qualified IPO; provided, that Section 6 shall survive a Qualified IPO; and (c) only with respect to a Shareholder, upon such Shareholder ceasing to own any Shares.

9.2

Effects of Termination. If this Agreement is terminated pursuant to Section 9.1(b), this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of this Section 9, Section 1, Section 3.3, Section 6, Section 8, Section 10, Section 11 (other than Section 11.1), Section 12 and, in the case of Baidu Holdings, Baidu and its Permitted Transferees, Section 7.16. If this Agreement is terminated pursuant to Section 9.1(c), this Agreement shall become of no further force and effect upon the relevant Shareholder, except that such Shareholder shall continue to be bound by the provisions of this Section 9, Section 1, Section 8, Section 10, Section 11, Section 12 and, in the case of Baidu Holdings, Baidu and its Permitted Transferees, Section 7.16. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

SECTION 10

NOTICES

10.1

Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) in writing and served by personal delivery upon the Party for whom it is intended, (b) if delivered by facsimile or electronic mail with receipt confirmed or (c) if delivered by certified mail, registered mail or courier service, return receipt received, to the Party at the address set forth below:

If to the Company, at:

Address:	Baidu Campus, No. 10, Shangdi 10th Street, Haidian District, Beijing 100085, People’s Republic of China
Attn:	Wen WU
Email:	wuwen01@baidu.com

If to Baidu or Baidu Holdings, at:

Address:	Baidu Campus, No. 10, Shangdi 10th Street, Haidian District, Beijing 100085, People’s Republic of China
Attn:	Shanshan Bi
Email:	bishanshan@baidu.com

With a copy (which shall not constitute notice) to:

Address:	Skadden, Arps, Slate, Meagher & Flom LLP 42/F Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong
Attn:	Z. Julie Gao
Facsimile:	+852 3910 4863
Email:	julie.gao@skadden.com

If to TPG, at:

Address:	Suite 3300
Fort Worth, TX 76102
United States
Attn:	Legal and Compliance Department
Facsimile:	+1 (817) 871-4001

With a copy (which shall not constitute notice) to:

Address:	Davis Polk & Wardwell
18th Floor, The Hong Kong Club Building
3A Chater Road
Central, Hong Kong
Attn:	Miranda So
Facsimile:	+852 2533 1773
Email:	miranda.so@davispolk.com

10.2	Any Party may change its address for purposes of Section 10.1 by giving the other Parties written notice of the new address in the manner set forth above.

SECTION 11

MISCELLANEOUS

11.1	Legend. Each share certificate in respect of any Shares now held or hereafter acquired by any Shareholder shall, for as long as this Agreement is effective, bear a legend as follows:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE APPLICABLE SHAREHOLDERS AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

11.2

Supremacy. If there is any discrepancy between any provision of this Agreement and any provision of the Articles or the constitutional documents of any other Group Company, the provisions of this Agreement shall prevail, and the Parties shall cause the Articles or the constitutional documents of the relevant Group Company (as the case may be) to be promptly amended, to the extent permitted by applicable law, in order to conform to this Agreement.

11.3	Assignment.

(a)

This Agreement shall inure to the benefit of, and be binding upon, the successors and Persons to whom a Shareholder transfers Equity Securities in the Company in a Transfer permitted under this Agreement; provided, that in each case such Person signs a Deed of Adherence substantially in the form attached hereto as Exhibit A.

(b)

The Parties agree that, TPG shall be entitled to transfer or assign (i) its right to appoint one Director under Section 5.2(a)(iii) to any transferee in any Transfer permitted under this Agreement as long as such transferee and/or its Affiliates acquires from TPG or its Permitted Transferees in the aggregate at least 45% of the number of Shares held by TPG immediately after the Closing (as adjusted for share splits, share subdivision, share combination and the like), and (ii) its right to appoint two Directors under Section 5.2(a)(iii) to any transferee in any Transfer permitted under this Agreement as long as such transferee and/or its Affiliates acquires from TPG or its Permitted Transferees in the aggregate at least 90% of the number of Shares held by TPG immediately after the Closing (as adjusted for share splits, share subdivision, share combination and the like). Prior to any transfer or assignment by TPG of the right to appoint any Director pursuant to the immediately preceding sentence, TPG shall notify Baidu of such proposed transfer or assignment in writing specifying the identity of the proposed transferee, and Baidu shall deliver to TPG its consent thereto (which consent shall not be unreasonably withheld or conditioned) within five Business Days after receipt of such notice. For the avoidance of doubt, if Baidu does not deliver any written consent within such five-Business-Day period, it shall be deemed to have provided its written consent with respect to such transfer or assignment by TPG of the right to appoint a Director to such transferee. The Parties further agree that in the event TPG transfers or assigns its right to appoint one or both Directors under Section 2.5(a)(iii), (A) TPG shall be entitled to designate which Director pursuant to Section 2.5(a)(iii) shall be deemed the “TPG Director” for purposes of Sections 5.3(c), 5.5(b) and 7.13 (and thereafter, references therein to the “TPG Director” shall refer to such Director so designated) and (B) the references to “TPG” in Section 5.2(a)(iii) shall be deemed to refer to the applicable transferee in such Transfer, and/or TPG if sub-clause (A) above applies, as applicable.

(c)

The Parties agree that Baidu shall not be entitled to transfer or assign its right to appoint any Directors under Section 5.2(a)(i) to any transferee, other than its Permitted Transferee in a Transfer permitted under this Agreement.

11.4

No Agency. No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. For the purposes of this Section 11.4, unless acting expressly and solely in its capacity as a Shareholder, any Shareholder who is a director, officer or employee of any Group Company acting in the ordinary course of business of any Group Company shall be conclusively deemed to act for and on behalf of, and shall not be regarded as acting as an agent of, such Group Company. Any Shareholder that takes any action or binds the Company in violation of this Section 11.4 shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) that the Company or such other Shareholders (as the case may be) may at any time become subject to or liable for by reason of such violation.

11.5

No Partnership. The Shareholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Shareholders do not intend to be partners to one another, or partners as to any third party, or create any fiduciary relationship among themselves, by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, represents to another Person that any Shareholder is a partner or that the Company is a partnership, the Shareholder making such representation shall be liable to each of the other Shareholders that incur any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation.

11.6

Amendment. This Agreement may only be amended, modified or supplemented with a written instrument executed by Baidu and the Majority Series A Preferred Shareholders; provided, any amendment, waiver or modification of any provision of this Agreement that would adversely affect (i) any right, power or privilege which has been granted specifically to any Shareholder or (ii) any Shareholders in a manner that is disparate from the manner in which it affects other Shareholders in the same class, in the case of clause (i) or (ii) above, may be effected only with the consent of the Shareholders so affected.

11.7

Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

11.8

Entire Agreement. This Agreement (together with the schedules and exhibits hereto) and the other Transaction Documents constitute the entire understanding and agreement among the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, among the Parties with respect to the matters covered hereby and thereby are superseded by this Agreement and the other Transaction Documents.

11.9

Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law, and that such modified provision shall thereafter be enforced to the fullest extent possible.

11.10

Third Party Rights. Except as provided in Schedule 2, a Person that is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement.

11.11

Consent to Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.12

Counterparts. This Agreement may be executed in one or more counterparts, including counterparts transmitted by facsimile or e-mail, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) by all Parties will constitute effective and binding execution and delivery of this Agreement.

11.13

Aggregation of Shares. All Shares held or acquired by the Permitted Transferees of a Shareholder shall be aggregated together for the purpose of determining the availability of any rights for such Shareholder under this Agreement.

11.14

Joint and Several Liability. Without limiting any of the obligations of Baidu Holdings, Baidu and its Permitted Transferees under this Agreement, Baidu Holdings agrees and acknowledges that it shall be jointly and severally responsible for the obligations of Baidu and its Permitted Transferees under this Agreement. Notwithstanding any provision to the contrary in this Agreement, Baidu shall remain responsible for the obligations of Baidu and its Permitted Transferees under this Agreement as long as any of Baidu and its Permitted Transferees is still bound by any provision of this Agreement.

SECTION 12

GOVERNING LAW AND DISPUTE RESOLUTION

12.1	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong.

12.2

Arbitration. Any dispute arising out of or relating to this Agreement (“Dispute”), including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the relevant arbitration notice is received by the HKIAC. There shall be three arbitrators. The claimants to the Dispute shall collectively shall have the right to appoint one arbitrator, the respondents to the Dispute shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the HKIAC. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement. The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as a deed on the date first above written.

EXECUTED and DELIVERED as a deed by and in the name of DUXIAOMAN (CAYMAN) LIMITED by its duly authorised attorney in the presence of :

/s/ Hu Yeru	/s/ ZHU GUANG
Signature of Witness	Signature of authorised attorney

Name of Witness: Hu Yeru	Name: Zhu Guang
Address:	Title: Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as a deed on the date first above written.

EXECUTED and DELIVERED as a deed by and in the name of BAIDU HOLDINGS LIMITED by its duly authorised attorney in the presence of :

/s/ Yuling Ma		/s/ Robin Yanhong Li
Signature of Witness		Signature of authorised attorney

Name of Witness:	Yuling Ma	Name: Robin Yanhong Li
Address:	Baidu Campus, No 10 Shangdi 10th Street Haidian Beijing, 100085 China	Title: Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as a deed on the date first above written.

EXECUTED and DELIVERED as a deed by and in the name of BAIDU (HONG KONG) LIMITED by its duly authorised attorney in the presence of :

/s/ Yuling Ma		/s/ Herman Yu
Signature of Witness		Signature of authorised attorney

Name of Witness:	Yuling Ma	Name: Herman Yu
Address:	Baidu Campus, No 10 Shangdi 10th Street Haidian Beijing, 100085 China	Title: Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as a deed on the date first above written.

EXECUTED and DELIVERED as a deed by and in the name of TPG ASIA VII SF PTE. LTD. by its duly authorised attorney in the presence of :

/s/ Yvonne Tong	/s/ Lee Wei Sheng
Signature of Witness	Signature of authorised attorney

Name of Witness: Yvonne Tong	Name: Lee Wei Sheng
Address: 80 Raffles Place #15-01 UOB Plaza 1, Singapore 048624	Title: Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as a deed on the date first above written.

EXECUTED and DELIVERED as a deed by and in the name of TPG GROWTH IV SF PTE. LTD. by its duly authorised attorney in the presence of :

/s/ Jess Tan	/s/ Francis Woo
Signature of Witness	Signature of authorised attorney

Name of Witness: Jess Tan	Name: Francis Woo
Address: 80 Raffles Place #15-01 UOB Plaza 1 Singapore 048624	Title: Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as a deed on the date first above written.

EXECUTED and DELIVERED as a deed by and in the name of THE RISE FUND SF PTE. LTD. by its duly authorised attorney in the presence of :

/s/ Yvonne Tong	/s/ Lee Wei Sheng
Signature of Witness	Signature of authorised attorney

Name of Witness: Yvonne Tong	Name: Lee Wei Sheng
Address: 80 Raffles Place #15-01 UOB Plaza 1 Singapore 048624	Title: Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as a deed on the date first above written.

EXECUTED and DELIVERED as a deed by and in the name of BEACON GROUP LIMITED by its duly authorised attorney in the presence of :

/s/ Monique Sands	/s/ Karen McMonagle
Signature of Witness	Signature of authorised attorney

Name of Witness: Monique Sands	Name: Karen McMonagle
Address: 1001 Pennsylvania Ave NW Suite 220 South Washington, DC 20004	Title: Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as a deed on the date first above written.

EXECUTED and DELIVERED as a deed by and in the name of TAIKANG KAITAI SPECIAL OPPORTUNITY FUND II SEGREGATED PORTFOLIO by its duly authorised attorney in the presence of :

/s/ Yeung Ying Kit	/s/ Le Zhang
Signature of Witness	Signature of authorised attorney

Name of Witness: Yeung Ying Kit	Name: Le Zhang
Address: Unit 4911, 49/F, The Center, No. 99 Queen’s Road, Central. HK	Title: Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as a deed on the date first above written.

EXECUTED and DELIVERED as a deed by and in the name of CB FINANCE INVESTMENT LIMITED by its duly authorised attorney in the presence of :

/s/ Fu Wai CHUK	/s/ Ching Nar Cindy CHAN
Signature of Witness	Signature of authorised attorney

Name of Witness: Fu Wai CHUK	Name: Ching Nar Cindy CHAN
Address: Suites 3201-06, One Pacific Place, 88 Queensway, Hong Kong	Title: Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as a deed on the date first above written.

EXECUTED and DELIVERED as a deed by and in the name of ABCI INNOVATIVE INVESTMENT by its duly authorised attorney in the presence of :	/s/ Lu Li
/s/ Kevin Lee
Signature of Witness	Signature of authorised attorney

Name of Witness: Kevin Lee	Name: Lu Li
Address: 10/F, Agricultural Bank of China Tower, 50 connaught Road Central, Hong Kong	Title: Authorized Signatory

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as a deed on the date first above written.

EXECUTED and DELIVERED as a deed by and in the name of WELLRICH INVESTMENT FUND LIMITED PARTNERSHIP by its duly authorised attorney in the presence of :

/s/ Xing Xiaoting	/s/ Zheng Jun
Signature of Witness	Signature of authorised attorney

Name of Witness: Xing Xiaoting	Name: Zheng Jun
Address: 301-1 No. 35 Jinshifang Street, Xicheng District, Beijing, P.R.China	Title: Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

SCHEDULE 1

SHAREHOLDING STRUCTURE OF THE COMPANY

Company’s authorized capital: US$50,000 divided into 378,354,697 Ordinary Shares of par value US$0.0001 each and 121,645,303 Series A Preferred Shares of par value US$0.0001 each.

Share ownership as of the date hereof:

Name of Shareholder	Number and type of Shares held	Shareholding percentage on an as-converted, fully diluted basis
Baidu (Hong Kong) Limited	96,775,901 Ordinary Shares	40.8193%

TPG Asia VII SF Pte. Ltd.	48,847,206 Series A Preferred Shares	20.6034%

TPG Growth IV SF Pte. Ltd.	9,454,298 Series A Preferred Shares	3.9877%

The Rise Fund SF Pte. Ltd.	4,727,149 Series A Preferred Shares	1.9939%

Beacon Group Limited	31,514,326 Series A Preferred Shares	13.2925%

Taikang Kaitai Special Opportunity Fund II Segregated Portfolio	5,546,521 Series A Preferred Shares	2.3395%

CB Finance Investment Limited	6,302,867 Series A Preferred Shares	2.6585%

ABCI Innovative Investment	1,260,573 Series A Preferred Shares	0.5317%

Wellrich Investment Fund Limited Partnership	5,042,292 Series A Preferred Shares	2.1268%

Shares reserved for the ESOP	27,612,632 Ordinary Shares	11.6468%

SCHEDULE 2

REGISTRATION RIGHTS

1.

General. The Holders (as defined below) shall be entitled to the following rights with respect to any potential public offering of the Shares in the United States of America and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a Recognized Exchange. The rights provided hereunder shall terminate with respect to any Holder at the earlier of (a) five years after the completion of a Qualified IPO and (b) after the completion of a Qualified IPO, if and when all Registrable Securities held by such Holder may then be sold without registration in any 90-day period pursuant to Rule 144 promulgated under the Securities Act.

2.	Definitions. In this Schedule 2, the following capitalized terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Form F-3” means the Form F-3 under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any Person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

“Registrable Securities” means (a) any Ordinary Shares issued or to be issued pursuant to the conversion of any Series A Preferred Shares; (b) any Ordinary Shares issued or issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Preferred Shares described in (a); (c) any Ordinary Shares issued to or held by Baidu or its Affiliates (other than the management members of any Group Company and any transferee of the Ordinary Shares held by any management member of any Group Company) and (d) any Ordinary Shares owned or acquired by the Investors. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a Person in a transaction in which rights under this Agreement are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, in a registered offering, or otherwise.

“Registrable Securities then outstanding” shall mean the number of Ordinary Shares that are Registrable Securities and are then issued and outstanding or are issuable upon conversion of Series A Preferred Shares then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

3.	Demand Registration.

(a)

Request by Holders. If the Company shall, at any time after the earlier of (i) the fifth anniversary of the date hereof and (ii) the expiration of six months after an IPO or a direct listing of Ordinary Shares or of shares of a listing vehicle Affiliated with Company for purposes of consummating a Qualified IPO for the Group (or securities representing such Ordinary Shares or shares of the listing vehicle) at any securities exchange, receive a written request from the Holders of at least 10% of the Registrable Securities that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3 of Schedule 2, then the Company shall, within ten Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use all reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders (including other Shareholders who so) request to be registered and included in such registration by written notice given by such Holders to the Company within 20 Business Days after receipt of the Request Notice, subject only to the limitations of this Section 3 of Schedule 2; provided, that the Registrable Securities requested by all Holders to be registered pursuant to such request must have a market value in excess of US$5,000,000; provided, further, that the Company shall not be obligated to effect any such registration if the Company has, within the six-month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3 of Schedule 2 or Section 5 of Schedule 2, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 4 of Schedule 2, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 4(a) of Schedule 2.

(b)

Underwriting. If the Holders initiating the registration request under this Section 3 of Schedule 2 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3 of Schedule 2, and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Section 3 of Schedule 2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, that (i) the number of Registrable Securities included in any such registration shall not be reduced below 30% of the aggregate number of Registrable Securities for which inclusion has been requested and (ii) the number of Registrable Securities that are shares to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration; provided, further, that if, as a result of such underwriter cutback, the Initiating Holders cannot include in the underwritten offering at least 50% of the Registrable Securities that they have requested to be included therein, then such registration shall not be deemed to constitute one of the three demand registrations to which the Holders are entitled pursuant to Section 3(c) of Schedule 2. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration. If the underwriter does not limit the number of Registrable Securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities that would otherwise have been included in such registration and underwriting will not thereby be limited.

(c)	Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than three registrations pursuant to this Section 3 of Schedule 2.

(d)	Deferral. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 3 of Schedule 2:

(i)

during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a Company-initiated registration subject to Section 4 of Schedule 2 below, so long as that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(ii)	if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 5 of Schedule 2;

(iii)

if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3 of Schedule 2 a certificate signed by the Chairman of the Board or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and the Shareholders for such registration statement to be filed, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, that the Company may not utilize this right of deferral more than once in any 12-month period; or

(iv)

in any particular jurisdiction in which the Company would be required to qualify to do business or execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already qualified to do business or subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)

Expenses. All expenses incurred in connection with any registration pursuant to this Section 3 of Schedule 2, including all United States federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees and fees and disbursements of counsel for the Company including reasonable expenses of one legal counsel for the Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 3 of Schedule 2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other similar amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

4.

Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least 20 days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3 of Schedule 2 or Section 5 of Schedule 2 or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within 18 days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)

Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4 of Schedule 2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4(c) of Schedule 2.

(b)

Underwriting. If a registration statement under which the Company gives notice under this Section 4 of Schedule 2 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 4 of Schedule 2 shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Section 4 of Schedule 2, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including up to 70% of the Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated first to the Company and second to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below 30% of the aggregate number of Registrable Securities for which inclusion has been requested and (ii) all shares that are not Registrable Securities and all shares held by any other Person, including any Person who is an employee, officer, consultant or director of the Company (or any Subsidiary of the Company), shall first be excluded entirely from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are Affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c)

Expenses. All expenses incurred in connection with a registration pursuant to this Section 4 of Schedule 2 (excluding underwriters’ and brokers’ discounts and commissions), including all United States federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees and fees and disbursements of counsel for the Company and reasonable expenses of one legal counsel for the Holders, shall be borne by the Company.

(d)

Not Demand Registration. Registration pursuant to this Section 4 of Schedule 2 shall not be deemed to be a demand registration as described in Section 3 of Schedule 2. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4 of Schedule 2.

5.

Form F-3 Registration. The Company shall use commercially reasonable efforts to qualify for registration on Form F-3. Subject to the terms of this Section 5 of Schedule 2, if the Company qualifies for registration on Form F-3 (or any comparable form for registration in a jurisdiction other than the United States of America), any Holder of the Registrable Securities then outstanding may request that the Company effects a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States of America) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, including any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC. In case the Company shall receive such a request, the Company will:

(a)

Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)

Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 14 Business Days after the Company provides the notice contemplated by Section 5(a) of Schedule 2; provided, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5 of Schedule 2:

(i)	if Form F-3 is not available for such offering by the Holders;

(iii)

if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and the Shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any 12-month period for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 5 of Schedule 2;

(iv)

if the Company has, within the six-month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 4(a) of Schedule 2; or

(v)

in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already qualified to do business or subject to service of process in such jurisdiction.

(c)

Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 5 of Schedule 2 (excluding underwriters’ or brokers’ discounts and commissions), including all United States federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees and fees and disbursements of counsel and reasonable expenses of one legal counsel for the Holders.

(d)

Not Demand Registration. Form F-3 registrations under this Section 5 of Schedule 2 shall not be deemed to be demand registrations as described in Section 3 of Schedule 2. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 5 of Schedule 2.

(e)

Resale Shelf; Alternative Transactions. At any time when the Company is eligible to file a registration statement on Form F-3 for a secondary offering of equity securities pursuant to Rule 415 under the Securities Act (a “Resale Shelf”), any registration statement requested pursuant to this Agreement shall be made as a Resale Shelf. During the period of effectiveness of a Resale Shelf, any resale of shares of Registrable Securities pursuant to this Schedule 2 shall be in the form of a “takedown” from such Resale Shelf rather than a separate registration statement. The Company shall use its commercially reasonable efforts to cooperate in a timely manner with any request of the Holders in respect of any block trade, hedging transaction or other transaction that is registered pursuant to a Resale Shelf that is not a firm commitment underwritten offering (each, an “Alternative Transaction”), including entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other reasonable assistance in respect of such Alternative Transactions of the type applicable to a public offering, to the extent customary for such transactions.

6.	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)

Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective for the lesser of (i) 180 days (or, in the case of a Resale Shelf, three years from the effective date of the registration statement) and (ii) such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold; provided, that, before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall provide counsel for Holders with an adequate and appropriate opportunity to review and comment on such registration statement and each prospectus included therein (and each amendment or supplement thereto) to be filled with the SEC.

(b)

Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)

Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)

Blue Sky. Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)

Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)

Notification. Promptly notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)

Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

Notwithstanding any of the foregoing provisions, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3 of Schedule 2 or Section 5 of Schedule 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case the participating Holders requesting for the withdrawal shall bear such expenses), unless, in the case of a registration requested under Section 3 of Schedule 2, all of the Holders of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 3 of Schedule 2.

7.

Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Schedule 2 with respect to the Registrable Securities of the selling Holders that such selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities. In this connection, each selling Holder shall be required to represent and warrant to the Company that all such information which is given in writing expressly for inclusion in such registration is true and accurate in all material respects.

8.

No Registration Rights to Third Parties. Without the prior consent of the Holders of at least 75% of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created for the benefit of any Person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Schedule 2, or otherwise) relating to any securities of the Company, other than rights that are subordinate in right to the Holders.

9.	Assignment. The registration rights under this Schedule 2 may be transferred or assigned to any transferee of Ordinary Shares or Series A Preferred Shares, as the case may be.

10.

Market Stand-Off Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing provisions of this Section 10 of Schedule 2 shall apply only to a Company’s initial public offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than 5% of the Shareholders enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 10 of Schedule 2 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

11.	Indemnification and Contribution.

(a)

Indemnification by the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, directors, officers, legal counsel and each Person who controls such Holder (within the meaning the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (each, a “Liability” and collectively, “Liabilities”) to which they may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such Liability arising out of or based upon (i) any untrue, or allegedly untrue, statement of a material fact contained in any registration statement, prospectus or free-writing prospectus filed in connection with any registration hereunder or in any amendment or supplement thereto (each a “Disclosure Document”) or (ii) the omission or alleged omission to state in any Disclosure Document any material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made; provided, that that the indemnity agreement contained in this Section 11(a) of Schedule 2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld), nor the Company shall be held liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission contained in such Disclosure Document in reliance upon and in conformity with information concerning such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The indemnity contained in this Section 11(a) of Schedule 2 shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party under this Section 11(a) of Schedule 2 and shall survive the transfer of securities by such Holder or any indemnified party.

(b)

Indemnification by Holders. To the extent permitted by law, in connection with any offering in which a Holder is participating pursuant to Section 3 of Schedule 2, Section 4 of Schedule 2 or Section 5 of Schedule 2, such Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors and officers, the other Holders and any of such other Holder’s partners, directors, officers, legal counsel, any underwriter retained by the Company and each Person who controls the Company, the other Holders or such underwriter (within the meaning of the Securities Act or the Exchange Act) to the same extent as the foregoing indemnity from the Company to the Holders (including indemnification of their respective partners, directors, officers, legal counsel and controlling Persons), but only to the extent that Liabilities arise out of or are based upon a statement or alleged statement or an omission or alleged omission that was made in reliance upon and in conformity with information with respect to such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use in such Disclosure Document; provided, that that the indemnity agreement contained in this Section 11(b) of Schedule 2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder (which consent shall not be unreasonably withheld), and that the total amount to be indemnified by such Holder pursuant to this Section 11(b) of Schedule 2 shall be limited to the net proceeds (after deducting any underwriters’ discounts and commissions) received by such Holders in the offering to which such Disclosure Document relates.

(c)

Conduct of Indemnification Proceedings. Any Person entitled to indemnification or contribution under this Schedule 2 (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party under this Schedule 2 (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. Each Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable and documented out-of-pocket fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (1) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (2) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the reasonable and documented out-of-pocket fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties and all such reasonable and documented out-of-pocket fees and expenses shall be reimbursed as incurred. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought under this Schedule 2 by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

(d)

Contribution. If the indemnification provided for in this Section 11 of Schedule 2 from the Indemnifying Party is unavailable to an Indemnified Party under this Schedule 2 or insufficient to hold harmless an Indemnified Party in respect of any Liabilities referred to in this Schedule 2, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Schedule 2, any reasonable and documented out-of-pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by any Holder shall be limited to the net proceeds (after deducting any underwriters’ discounts and commissions) received by such Holder in the offering. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 11(d) of Schedule 2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

12.

Reports. The Company covenants that it shall (a) use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and (b) take such action as may be required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rules or regulations hereafter adopted by the SEC. The Company shall, upon the request of any Holder, deliver to such Holder a written statement as to whether it has complied with such requirements.

SCHEDULE 3

LIST OF COMPANY COMPETITORS

SCHEDULE 4

LIST OF BAIDU RESTRICTED PERSONS

SCHEDULE 5

PERSONS SUBJECT TO NON-SOLICITATION

SCHEDULE 6

LIST OF FINANCIAL LICENSES

EXHIBIT A

FORM OF DEED OF ADHERENCE

THIS DEED is made the [            ] day of [            ] by [name of new shareholder], [a citizen of [            ] with [            ] passport no. [            ] and [his/her] residential address at [            ] / [a company incorporated with limited liability under the laws of [            ] with its registered office at [            ]] (the “New Shareholder”).

WHEREAS

(A)

By a [transfer of OR subscription for] [description of equity securities] dated [of even date herewith], [[name of transferor], [a citizen of [            ] with [            ] passport no. [            ] and [his/her] residential address at [            ] / [a company incorporated with limited liability under the laws of [            ] with its registered office at [            ] (the “Transferor”) agreed to transfer to the New Shareholder] / [the New Shareholder subscribed for] [number] [description of equity securities]], [par value US$[            ] each], in the capital of Duxiaoman (Cayman) Limited (度小满金融（开曼 ）有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at [            ] (the “Company”) (together, the [“Transferred Shares” OR “Subscribed Shares”]).

(B)

This Deed is entered into in compliance with the terms of the shareholders agreement dated [            ] made by and among, inter alios, the Company and its shareholders (as amended, the “Shareholders Agreement”).

NOW THEREFORE IT IS HEREBY AGREED as follows:

(1)

Unless the context otherwise requires, (i) words and expressions used in this Deed shall have the same meaning assigned to them in the Shareholders Agreement; and (ii) the rules of interpretation contained in Section 1.3 of the Shareholders Agreement shall apply to the construction of this Deed.

(2)	The New Shareholder hereby confirms that it has been supplied with a copy of the Shareholders Agreement.

(3)

The New Shareholder hereby assumes the benefit of the rights [of the Transferor] [of a Shareholder] under the Shareholders Agreement in respect of the [Transferred Shares OR Subscribed Shares] and the burden of [the Transferor’s] [a Shareholder’s] obligations under the Shareholders Agreement to be performed after the date hereof in respect of the [Transferred Shares OR Subscribed Shares].

(4)

The New Shareholder hereby agrees to be bound by the Shareholders Agreement in all respects as if the New Shareholder were a party to the Shareholders Agreement as [description of capacity]] and to perform:

(i)	[all the obligations of the Transferor in that capacity thereunder; and]

(ii)	all the obligations expressed to be imposed on such a party to the Shareholders Agreement;

[in both cases,] to be performed on or after the date hereof.

(5)

The New Shareholder hereby further agrees and covenants that (a) the [acquisition, owning and holding of Transferred Shares / subscription, owning and holding of Subscribed Shares] is in full compliance with the requirements of all applicable laws; and (b) if requested by the Company, the New Shareholder shall provide such assurances, representations, documents and materials as the Company may deem necessary or desirable to assure compliance with all applicable laws.

(6)	This Deed is made for the benefit of:

(i)	the parties to the Shareholders Agreement; and

(ii)

any other Person who may after the date of the Shareholders Agreement (and whether or not prior to, on or after the date hereof) assume any rights or obligations under the Shareholders Agreement and be permitted to do so by the terms thereof;

and this Deed shall be irrevocable without the written consent of the Company acting on their behalf (in each case only for so long as they hold any Equity Securities in the Company).

(7)

[For the avoidance of doubt, if applicable, nothing in this Deed shall release the Transferor from any liability in respect of any obligations under the Shareholders Agreement due to be performed prior to the date of this Deed.]

(8)	None of the holders of Shares:

(i)

makes any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Shareholders Agreement (or any agreement entered into pursuant thereto); or

(ii)

makes any representation or warranty or assumes any responsibility with respect to the content of any information regarding the Company or any Group Company or otherwise relates to the acquisition of equity securities in the Company; or

(iii)

assumes any responsibility for the financial condition of the Company or any Group Company or any other party to the Shareholders Agreement or any other document or for the performance and observance by the Company or any other party to the Shareholders Agreement or any other document (save as expressly provided therein);

and any and all conditions and warranties, whether express or implied by law or otherwise, are excluded.

(9)	The New Shareholder’s address for notices, demands and all other communications under the Shareholders Agreement is as follows:

[name of New Shareholder]

Address:	[ ]
Postal Code:	[ ]
Fax Number:	[ ]
Email:	[ ]
Attention:	[ ]

(10)	This Deed shall be read as one with the Shareholders Agreement so that any reference in the Shareholders Agreement to “this Agreement” and similar expressions shall include this Deed.

(11)	This Deed shall be governed by and interpreted in accordance with the laws of Hong Kong.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF this Deed of Adherence is executed as a deed on the date and year first above written.

EXECUTED AS A DEED	)
)
SEALED with the COMMON SEAL	)
)
of [name of new shareholder]	)
)
and SIGNED by [ ]	)
)
(Director))
)
in the presence of:-)
)
)
Name of witness:	)
Address of witness:	)

[Or, if the New Shareholder is an individual:]

EXECUTED AS A DEED	)
)
SIGNED SEALED AND DELIVERED	)
)
by [name of new shareholder]	)
)
the holder of [ ]	)
)
[Passport / ID Card] No. [ ]	)
)
in the presence of:	)
)
)
Name of witness:	)
Address of witness:	)

EXHIBIT B

MANAGEMENT BONUS SHARE FORMULA

The table below sets forth how many bonus shares the management shall be entitled to in the event all Initial Investor Shareholders have sold all the Series A Preferred Shares held by them immediately after the Closing (the “Hypothetical Total Exit Transaction”). Where a Hypothetical Total Exit Transaction occurs during the time periods specified in the tables below and the net cash proceeds actually received by the Initial Investor Shareholders in respect of the sale of all such Series A Preferred Shares (net of any bonus shares to be transferred to management pursuant to Section 7.13 and this Exhibit B) generated a return exceeding the thresholds specified in the tables below, the bonus shares to be transferred to management shall equal to either (i) [4]% of the total Series A Preferred Shares outstanding immediately after the Closing, or (ii) [8]% of the total Series A Preferred Shares outstanding immediately after the Closing (each, a “Hypothetical Bonus Share Amount”).

Notwithstanding the above, whether any Initial Investor Shareholder shall be required to transfer bonus shares to management shall be determined only by reference to the net cash proceeds actually received by it in respect of the Series A Preferred Shares owned by it immediately after the Closing (net of any bonus shares to be transferred to management pursuant to Section 7.13 and this Exhibit B), and whether such net cash proceeds generated a return to such Initial Investor Shareholder exceeding the thresholds specified in the tables below and during the time periods specified in the tables below. In the event such conditions are met, the bonus shares to be transferred by such Initial Investor Shareholder to management shall be the product of the applicable Hypothetical Bonus Share Amount, multiplied by a fraction where the numerator is the number of Series A Preferred Shares held by such Initial Investor Shareholder immediately after the Closing and the denominator is the number of Series A Preferred Shares held by all Initial Investor Shareholders immediately after the Closing. For the avoidance of doubt, each Initial Closing Investor’s obligation under Section 7.13 shall be several, and not joint. Note: “Net MoM” in the tables below should be determined after net of any bonus shares to be transferred to management pursuant to Section 7.13 and this Exhibit B.

[4]%

Net MoM
Month 0-18
Month 19-30
Month 31-48
Month 49-60

[8]%

Net MoM
Month 0-18
Month 19-30
Month 31-48
Month 49-60